United States

Securities and Exchange Commission

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the registrant  ☒                            Filed by a party other than the registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under Rule 14a-12

FUEL SYSTEMS SOLUTIONS, INC.
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of filing fee (Check the appropriate box.):

☒	No fee required

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11

	(1)	Title of each class of securities to which transaction applies:

	(2)	Aggregate number of securities to which transaction applies:

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined.):

	(4)	Proposed maximum aggregate value of transaction:

	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials:

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount previously paid:

	(2)	Form, Schedule, or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

780 Third Avenue; Floor 25

New York, NY 10017

April 10, 2012

To our Stockholders:

You are cordially invited to attend the Fuel Systems Solutions, Inc. annual meeting of stockholders at 9:30 a.m. Eastern Time on May 23, 2012 at the offices of Day Pitney LLP, 7 Times Square, 20th Floor, New York, New York 10036.

On or about April 10, 2012, a full set of proxy materials, including a copy of the proxy statement, the Annual Report on Form 10-K and a proxy card, will be sent to our stockholders of record.

This year, we are also utilizing the “Notice and Access” method of providing proxy materials to beneficial owners of our common stock via the Internet. We believe this approach provides increased flexibility with respect to the manner in which stockholders receive the information while lowering our costs of delivery and reducing the environmental impact of printing paper copies. The Notice of Internet Availability of Proxy Materials, which contains instructions on how to access the notice of annual meeting, proxy statement and the Annual Report on Form 10-K on the Internet, is first being mailed to beneficial holders of our common stock on or about April 10, 2012. This notice will also contain instructions on how to receive a paper copy of your proxy materials. Whether or not you plan to attend the meeting, please vote in accordance with the instructions provided in the Notice of Internet Availability of Proxy Materials.

If you receive paper copies of the proxy materials either as a stockholder of record or upon request, please complete, sign, date and return the proxy card or voting instruction card in the postage-paid envelope enclosed with the paper copies of the proxy materials.

Please vote your shares as soon as possible. This is your annual meeting and your participation is important.

Please vote your shares promptly and join us at the meeting.

Sincerely,

Mariano Costamagna Chief Executive Officer

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To our Stockholders:

The 2012 annual meeting of stockholders of Fuel Systems Solutions, Inc. (the “Company” or “Fuel Systems”) will be held at the offices of Day Pitney LLP, 7 Times Square, 20th Floor, New York, New York 10036, on May 23, 2012, beginning at 9:30 a.m. Eastern Time. At the meeting, the holders of the Company’s outstanding common stock will act on the following matters:

(1)	To elect three directors;

(2)	To ratify the appointment of PricewaterhouseCoopers LLP as the Company’s accountants for fiscal year 2012;

(3)	To approve the 2011 Stock Option Plan;

(4)	To conduct an advisory vote on executive compensation; and

(5)	To transact any other business as may properly come before the meeting or any adjournment or postponement thereof.

Stockholders of record at the close of business on April 2, 2012 are entitled to notice of and to vote at the annual meeting and any postponements or adjournments thereof.

Whether or not you plan to attend the meeting, please vote electronically via the Internet or by telephone in accordance with the instructions provided in the Notice of Internet Availability of Proxy Materials, or if you receive paper copies of the proxy materials either as a stockholder of record or upon request, please complete, sign, date and return the proxy card or voting instruction card in the postage-paid envelope enclosed with the paper copies of the proxy materials. If your shares are held in the name of a bank, broker or other record-holder, their voting procedures should be described on the voting form they send to you. Any person voting by proxy has the power to revoke it at any time prior to its exercise at the meeting in accordance with the procedures described in the accompanying proxy statement.

By Order of the Board of Directors,

Kevin Buckley

Secretary

April 10, 2012

New York, New York

YOUR VOTE IS IMPORTANT. TO ASSURE YOUR REPRESENTATION AT THE ANNUAL MEETING, PLEASE VOTE YOUR PROXY, WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be Held on

May 23, 2012:

The proxy statement and Annual Report on Form 10-K are available at

http://phx.corporate-ir.net/staging/phoenix.zhtml?c=109507&p=proxy.

OFFICES OF DAY PITNEY LLP

7 TIMES SQUARE, 20TH FLOOR

NEW YORK, NEW YORK 10036

ANNUAL MEETING OF STOCKHOLDERS

To Be Held May 23, 2012

PROXY STATEMENT

The Board of Directors of Fuel Systems Solutions, Inc. (the “Company” or “Fuel Systems”) is soliciting proxies from its stockholders to be used at the annual meeting of stockholders to be held on May 23, 2012, beginning at 9:30 a.m. Eastern Time at the offices of Day Pitney LLP, 7 Times Square, 20th Floor, New York, New York 10036, and at any postponements or adjournments thereof. The fiscal year ended December 31, 2011 is referred to as “fiscal 2011” in this proxy statement.

On or about April 10, 2012, a full set of proxy materials, including a copy of the proxy statement, the Annual Report on Form 10-K and a proxy card, will be sent to our stockholders of record.

This year, we are also utilizing the “Notice and Access” method of providing proxy materials to beneficial owners of our common stock via the Internet. We believe this approach provides our stockholders a convenient way to receive the proxy materials while lowering our costs of delivery and conserving natural resources. On or about April 10, 2012, a Notice of Internet Availability of Proxy Materials will be mailed to beneficial owners of our common stock containing instructions on how to access and review proxy materials, including this proxy statement and our Annual Report on Form 10-K, on the Internet and how to vote your proxy on the Internet or by telephone. The Notice of Internet Availability of Proxy Materials also contains instructions on how to receive a paper copy of the proxy materials, including a proxy card. Stockholders may request to receive the proxy materials in printed form by mail on an ongoing basis for future stockholder meetings.

If you receive paper copies of the proxy materials as a stockholder of record or upon request, please complete, sign, date and return the proxy card or voting instruction card in the postage-paid envelope enclosed with the paper copies of the proxy materials.

ABOUT THE ANNUAL MEETING

Why did I receive a Notice of Internet Availability of Proxy Materials instead of a paper copy of the proxy materials?

Our Board of Directors is soliciting proxies for the 2012 annual meeting of stockholders.

If you were a beneficial owner of shares of our common stock on April 2, 2012, you will receive a Notice of Internet Availability of Proxy Materials. This year, we have decided to furnish proxy materials, including this proxy statement and our 2011 Annual Report on Form 10-K, to beneficial owners of our common stock by providing access to such documents on the Internet instead of mailing printed copies. The Notice of Internet Availability of Proxy Materials will instruct you as to how you may access and review all of the proxy materials on the Internet. It also contains instructions as to how you may submit your proxy on the Internet or by telephone. If you would like to receive a paper copy of our proxy materials, you should follow the instructions for requesting such materials in the Notice of Internet Availability of Proxy Materials. Any request to receive proxy materials by mail will remain in effect until you revoke it.

If you were a stockholder of record on April 2, 2012, you will receive a full set of printed proxy materials, including a copy of the proxy statement, the Annual Report on Form 10-K and a proxy card. As in past years, you should vote your proxy by completing, signing, dating and returning the proxy card or voting instruction card in the postage-paid envelope enclosed with the paper copies of the materials.

Can I vote my shares by filling out and returning the Notice of Internet Availability of Proxy Materials?

No. The Notice of Internet Availability of Proxy Materials identifies the items to be voted on at the annual meeting, but you cannot vote by marking and returning it. The Notice of Internet Availability of Proxy Materials provides instructions on how to vote by Internet or by telephone and how to request paper copies of the proxy materials.

What information is contained in this proxy statement?

The information in this proxy statement relates to the proposals to be voted on at the annual meeting, the voting process, our Board and Board committees, the compensation of directors and executive officers for fiscal 2011 and other information that the SEC requires us to provide annually to our stockholders so that you can make an informed decision.

How may I obtain Fuel Systems’ Form 10-K and other financial information?

Stockholders can access the 2011 Annual Report on Form 10-K, our other filings with the SEC and our corporate governance and other information on the investor relations page of our website at www.fuelsystemssolutions.com.

Stockholders may request a free copy of our 2011 Annual Report on Form 10-K from:

Fuel Systems Solutions, Inc.

Attn: Secretary

780 Third Avenue 25th Floor

New York, NY 10017

(646) 502-7170

We will also furnish any exhibit to the 2011 Annual Report on Form 10-K if specifically requested.

What is the purpose of the annual meeting?

At our annual meeting, stockholders will act upon the matters outlined in the accompanying notice of annual meeting. In addition, management will respond to appropriate questions from stockholders.

Who is entitled to vote at the meeting?

Only stockholders of record at the close of business on April 2, 2012, which is referred to herein as the Record Date, are entitled to receive notice of and to participate in the annual meeting. If you were a stockholder of record on the Record Date, you will be entitled to vote all of the shares that you held on that date at the meeting, or any postponements or adjournments of the meeting.

How many votes do I have?

You will be entitled to one vote for each outstanding share of Fuel Systems’ common stock you owned as of the Record Date on each matter considered at the meeting. As of the Record Date, there were 20,015,967 shares of the Company’s common stock outstanding and eligible to vote. There is no cumulative voting.

Who can attend the meeting?

All stockholders as of the Record Date, or their duly appointed proxies, may attend the meeting. Fuel Systems’ guests may also attend the meeting. Registration will begin at 9:00 a.m. Eastern Time. If you attend, please note that you will be asked to present valid picture identification to enter the building (and may be required to present such identification at the meeting) and either your Notice of Internet Availability or, if you receive paper copies of your proxy materials, your proxy card. Cameras (including cell phones with photographic capabilities), recording devices and other electronic devices will not be permitted at the meeting.

Please also note that if you hold your shares in “street name” (that is, through a broker, bank or other nominee), you will need to bring a copy of a brokerage statement reflecting your stock ownership as of the Record Date and check in at the registration desk at the meeting. Please note that the document evidencing your stockholdings to be used to gain entry to the meeting is non-transferable.

What constitutes a quorum?

The presence at the meeting, in person or by proxy, of the holders of one-third of the aggregate voting power of the common stock outstanding on the Record Date will constitute a quorum, permitting the conduct of business at the meeting. As of the Record Date, 20,015,967 shares of common stock, representing the same number of votes, were outstanding. Thus, the presence of the holders of common stock representing at least 6,671,989 votes will be required to establish a quorum.

Proxies received but marked as abstentions and broker non-votes will be included in the calculation of the number of votes considered to be present at the meeting.

How do I vote?

Stockholders may vote by attending the annual meeting and voting in person. We urge you to vote by proxy even if you plan to attend the annual meeting so that we will know as soon as possible that enough votes will be present for us to hold the meeting. If you attend the meeting in person, you may vote at the meeting and your proxy will not be counted.

If you are a stockholder of record and you receive printed proxy materials, you may submit your vote by completing, signing, dating and returning the proxy card or voting instruction card in the postage-paid envelope enclosed with the paper copies of the materials. Sign your name exactly as it appears on the proxy card. If you provide specific voting instructions, your shares will be voted as you have instructed. Proxy cards submitted by mail must be received by our transfer agent no later than May 21, 2012 to be voted at the annual meeting.

If you hold shares beneficially through a broker or other nominee, you may vote your shares without attending the annual meeting. Stockholders may vote by using one of these alternative methods:

(1)	Via the Internet at www.proxyvote.com;

(2)	By telephone at 1-800-690-6903 and follow the instructions for telephone voting provided at www.proxyvote.com; or

(3)	If you request a paper copy of the proxy materials, by completing and mailing a proxy card to Voting Processing c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

If you hold your shares in “street name” and you plan to vote at the annual meeting, you must obtain a proxy from the bank, broker or other record holder to vote at the meeting. Please refer to the voter instruction cards used by your bank, broker or other record holder for specific instructions on methods of voting, including by telephone or using the Internet.

Your shares will be voted as you indicate. If you submit your proxy but you do not indicate your voting preferences, then the individuals named on the proxy will vote your shares in accordance with the recommendations of the Board. The Board and management do not currently intend to present any matters at the annual meeting other than those outlined in the notice of the annual meeting. Should any other matter requiring a vote of stockholders arise, stockholders submitting their proxy confer upon the individuals named in the proxy discretionary authority to vote the shares represented by such proxy on any such other matter in accordance with their best judgment.

Can I change my vote after I submit by proxy?

Yes. If you are a stockholder of record, you may revoke or change your vote at any time before the proxy is exercised by filing with the Secretary of the Company a notice of revocation or another proxy bearing a later date or by attending the annual meeting and voting in person. For shares you hold beneficially in “street name,” you may change your vote by submitting new voting instructions to your broker, bank or other nominee or, if you have obtained a legal proxy from your broker, bank or other nominee giving you the right to vote your shares, by attending the meeting and voting in person. Attendance at the meeting will not by itself revoke a previously granted proxy.

How are we soliciting this proxy?

We are soliciting this proxy on behalf of our Board of Directors by mail and will pay all expenses associated with this solicitation. In addition to mailing these proxy materials, certain of our officers and other employees may, without compensation other than their regular compensation, solicit proxies by further mailing or personal conversations, or by telephone, facsimile or other electronic means. We will also, upon request, reimburse brokers and other persons holding stock in their names, or in the names of nominees, for their reasonable out-of-pocket expenses for forwarding proxy materials to the beneficial owners of our common stock and to obtain proxies.

Who is bearing the costs of soliciting these proxies?

The cost of this solicitation will be borne by the Company. Solicitation will be made by mail, by e-mail, by telephone, and personally by a few officers and regular employees of the Company who will not receive additional compensation for such solicitation. Brokers, banks and other nominees will be reimbursed for out-of-pocket expenses incurred in obtaining proxies or authorizations from the beneficial owners of the common stock.

What are the Board’s recommendations?

Unless you give other instructions when submitting your proxy, the persons named as proxy holders will vote in accordance with the recommendations of the Board. The Board recommends a vote FOR the election of each of the directors nominated, FOR the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accountants for fiscal 2012, FOR the approval of the 2011 Stock Option Plan, and FOR the approval, on an advisory basis, of the 2011 executive compensation.

Will stockholders be asked to vote on any other matters?

To the knowledge of the Company and its management, stockholders will vote only on the matters described in this proxy statement. However, if any other matters properly come before the meeting, the persons named as proxies for stockholders will vote on those matters in the manner they consider appropriate.

What vote is required to elect directors?

Directors are elected by a plurality of the votes cast at the meeting, which means that the three nominees who receive the highest number of properly executed votes will be elected as directors, even if those nominees do not receive a majority of the votes cast. Each share of our common stock is entitled to one vote for each of the director nominees. A properly executed proxy marked “withhold authority” with respect to the election of one or more directors will not be voted with respect to the director or directors indicated, although it will be counted for purposes of determining whether there is a quorum.

What vote is required to ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accountants for fiscal 2012?

Ratification of the appointment of the independent registered public accounting firm for fiscal 2012 requires the affirmative vote of holders of a majority of the shares of common stock present in person or by proxy and entitled to vote at the annual meeting. Abstentions would have the same effect as a vote against ratification.

What vote is required to approve the 2011 Stock Option Plan?

Approval of the 2011 Stock Option Plan requires the affirmative vote of holders of a majority of the shares of common stock present in person or by proxy and entitled to vote at the annual meeting. Abstentions would have the same effect as a vote against approving the 2011 Stock Option Plan.

What vote is required to approve, on an advisory basis, the 2011 executive compensation?

Approval, on an advisory basis, of our 2011 executive compensation will be determined by the affirmative vote of holders of a majority of the shares of common stock present in person or by proxy and entitled to vote at the annual meeting. This vote is advisory and therefore not binding on the Company. In reviewing the results of the advisory vote on executive compensation, the Board expects to review and consider votes cast “FOR” or “AGAINST” the proposal. Due to the unique nature of this “advisory” vote on the Company’s compensation program for all Named Executive Officers, in determining the outcome of this advisory stockholder vote on the approval of this proposal, the Board does not expect to consider any abstentions as either in favor or not in favor of the proposal. Broker non-votes will have no effect on this proposal.

How are votes counted?

If you hold shares beneficially in street name and do not provide your broker with voting instructions, your shares may constitute “broker non-votes.”

Generally, broker non-votes occur on a matter when a broker is not permitted to vote on that matter without instructions from the beneficial owner and instructions are not given. In tabulating the voting result for any particular proposal, shares that constitute broker non-votes are not considered votes cast on that proposal. Thus, broker non-votes will not affect the outcome of any matter being voted on at the meeting. Abstentions are considered votes cast and thus have the same effect as votes against the matter. The Company has provided the Notice of Internet Availability of Proxy Materials to the broker, bank or other nominee holding your shares of record and they have the responsibility to send it to you.

If you hold shares registered in the name of a broker or other nominee you may generally only vote pursuant to the instructions given to you by your broker or other nominee. If you hold shares registered in the name of a broker or other nominee, generally the nominee may only vote your shares as you direct the nominee, pursuant to the instructions given to you by the nominee. However, if the nominee has not timely received your directions, the nominee may vote only on matters for which it has discretionary voting authority.

If you are a beneficial owner and your broker, bank or other nominee holds your shares in its name, the broker, bank or other nominee is permitted to vote your shares on the ratification of the appointment of our auditor for fiscal 2012, even if the broker, bank or other nominee does not receive voting instructions from you.

Can the annual meeting be adjourned?

Any adjournment of the annual meeting may be made without notice, by approval of the holders of a majority of the shares of Fuel Systems’ common stock present in person or represented by proxy at the annual meeting, whether or not a quorum exists. In the event that a quorum is not present at the time the annual meeting is convened, or if for any other reason we believe that additional time should be allowed for the solicitation of proxies, we may adjourn the annual meeting and the persons named in the enclosed proxy will vote all shares of common stock for which they have voting authority in favor of such adjournment.

What happens if a nominee for director declines or is unable to accept election?

If you vote by proxy, and if unforeseen circumstances make it necessary for the Board to substitute another person for a nominee, the individuals named in the proxy will vote your shares for that other person.

What should I do if I receive more than one Notice of Internet Availability of Proxy Materials or full set of proxy materials?

You may receive more than one Notice of Internet Availability of Proxy Materials or full set of proxy materials. For example, if you hold your shares in more than one brokerage account, you may receive a separate Notice of Internet Availability of Proxy Materials or full set of proxy materials for each brokerage account in which you hold shares. If you are a stockholder of record and your shares are registered in more than one name, you will receive more than one full set of proxy materials. Please vote your shares applicable to each Notice of Internet Availability of Proxy Materials or full set of proxy materials that you receive.

Where can I find the voting results of the annual meeting?

The Company will announce the voting results at the annual meeting and publish the results in a current report on Form 8-K to be filed within four business days of the annual meeting.

PROPOSALS SUBMITTED FOR STOCKHOLDERS VOTE

ITEM 1—ELECTION OF DIRECTORS

Fuel Systems’ Board of Directors oversees the business and other affairs of Fuel Systems and monitors the performance of management. In accordance with corporate governance principals, non-employee members of the Board do not involve themselves in the day-to-day operations of Fuel Systems. Board members keep themselves informed through discussions with the Chief Executive Officer, President, other key executives and the Company’s principal external advisors (such as legal counsel, independent public accountants and other consultants), by reading reports and other materials that are sent to them and by participating in Board meetings.

Board members are divided into three classes. The term of service for each class expires in a different year, with each director serving a term of three years, or until a successor is elected. As of April 2, 2012, eight individuals were serving on the Board. Mr. Zanvercelli’s term will expire at the annual meeting and, consistent with the retirement policy set forth in the Company’s Corporate Governance Principles, he has not been nominated for re-election as a director. The Board has voted to reduce the size of the Board from eight to seven directors effective at the annual meeting. Nonetheless, the proxy you give to the Company for the 2012 annual meeting cannot be voted for more than three directors.

The Board of Directors, upon recommendation of the Nominating and Corporate Governance Committee, has nominated Messrs. Costamagna, Young, and Clarke as directors to be elected at the annual meeting. Certain information regarding these nominees and each of the other continuing directors is set forth below. If you elect them, Messrs. Costamagna, Young, and Clarke will hold office until the annual meeting in 2015, or until their respective successors have been duly elected and qualified. Each nominee has indicated that he will serve if elected and the Company knows of no reason why any of these nominees may be unable to serve as a director. If a nominee is unable to serve, your proxy may vote for another nominee proposed by the Board. If any director resigns, dies or is otherwise unable to serve out a complete term, or the Board increases the number of directors, the Board may fill the vacancy through a majority vote of those serving at that time.

The Board of Directors recommends a vote “FOR” the election of Messrs. Costamagna, Young, and Clarke.

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Board Composition

Our amended and restated certificate of incorporation provides that our Board of Directors shall consist of such number of directors as determined from time to time by resolution adopted by a majority of the total number of directors then in office. Our Board of Directors currently consists of eight members. Mr. Zanvercelli’s term will expire at the annual meeting and, consistent with the retirement policy set forth in the Company’s Corporate Governance Principles, he has not been nominated for re-election as a director. The Board has voted to reduce the size of the Board from eight to seven directors effective at the annual meeting. Any additional directorships resulting from an increase in the number of directors may only be filled by a vote of a majority of the directors then in office. The term of office for each director is three years or until his successor is elected and qualified or until his earlier death, resignation or removal. Elections for directors will be held annually.

In December 2011, Troy A. Clarke was elected by the Board. The following table sets forth information concerning the nominees and each of the other continuing directors as of April 2, 2012. Some background information on our officers and directors, and a brief explanation of the specific experience, attributes or skills that we considered at the time of their most recent nomination, follow.

Name	Age	Position
Mariano Costamagna	61	Chief Executive Officer and Director

Norman L. Bryan	70	Director, member of our Audit and Nominating and Corporate Governance Committees

Marco Di Toro	50	Director, member of our Nominating and Corporate Governance Committee

Joseph E. Pompeo	73	Director, member of our Audit and Nominating and Corporate Governance Committees

James W. Nall	63	Director, member of our Audit and Compensation Committees

William J. Young	69	Director, member of our Audit and Compensation Committees

Troy A. Clarke	56	Director, member of our Compensation Committee

Mariano Costamagna, 61, has served as a director of Fuel Systems since June 2003. On January 1, 2005, he became the Company’s Chief Executive Officer. He is also the Managing Director and Chief Executive Officer of M.T.M., S.r.L., an Italian limited liability company founded by Mr. Costamagna and his family in 1977 and headquartered in Cherasco, Italy. MTM develops, manufactures and installs alternative fuel systems and components under the BRC Gas Equipment trademark, and Mr. Costamagna has served as MTM’s principal executive officer since it was incorporated. Mr. Costamagna became a director in connection with the Company’s acquisition of the initial 50% of the equity interest of BRC and later became the Company’s Chief Executive Officer in connection with the acquisition of the remaining 50% of BRC. Mr. Costamagna is the brother of Pier Antonio Costamagna, who is the Managing Director of MTM and Director of Mechanical Engineering of MTM. Mr. Costamagna’s term as a director expires at our annual meeting in 2012. Mr. Costamagna’s over 30 years of experience in the alternative fuels industry and entrepreneurial skills were important factors contributing to his nomination as a director.

Norman L. Bryan, 70, has served as a director of Fuel Systems since November 1993. He is our Lead Director, Chair of our Nominating and Corporate Governance Committee, and a member of our Audit Committee. He has been a consultant since January 1995. Mr. Bryan was employed as the Senior Vice President of Sales and Marketing of EIT, Inc., an electric meter manufacturing company, from October 1998 to July 2002.

Prior to retiring in 1994 from Pacific Gas and Electric Company, he was Vice President, Marketing from February 1993 until December 1994, and was Vice President, Clean Air Vehicles from February 1991 to February 1993. Mr. Bryan holds an M.S. degree in business from Stanford University and a B.S.M.E. degree in mechanical engineering from California State University in San Jose. Mr. Bryan is also an advisory board member of the Institute of Transportation Studies at the University of California, Davis. Mr. Bryan’s term expires at our annual meeting in 2014. Mr. Bryan’s leadership experience in the electric and natural gas utility industry and knowledge of the natural gas vehicle market were important factors contributing to his nomination as a director.

Marco Di Toro, 50, has served as a director of Fuel Systems since April 1, 2005 and currently serves on our Nominating and Corporate Governance Committee. He has been a partner in the law firm of Grosso, de Rienzo, Riscossa e Associati in Turin, Italy since 1994. Mr. Di Toro holds a law degree from Università Cattolica del Sacro Cuore, Milan (Catholic University of Sacred Heart of Jesus, Milan). Mr. Di Toro’s term expires at our annual meeting in 2013. Mr. Di Toro’s knowledge of Italian and international business law were important factors contributing to his nomination as a director.

Joseph E. Pompeo, 73, has served as a director of Fuel Systems since December 2010 and currently serves on our Audit Committee and Nominating and Corporate Governance Committee. Mr. Pompeo is a Certified Public Accountant with significant experience in the accounting industry, including over 30 years of auditing experience at Arthur Andersen, LLP where he held the position of partner for 26 years. As Director of the International Business Practice of the New York metropolitan area, he assisted several non-US corporations with initial public offerings and listing on US stock exchanges. He also served in numerous technical and management roles, including partner in charge of the Accounting and Auditing Divisions in San Juan, Puerto Rico and managing partner of the New Jersey office. He has also served on various educational and philanthropic boards and on the Board of Directors of Aeroflex, Inc., a public company, where he served on the Audit, Compensation, and Nominating and Governance Committees. Mr. Pompeo’s term expires at our annual meeting in 2014. Mr. Pompeo’s extensive accounting and auditing experience and management skills were important factors contributing to his nomination as a director.

James W. Nall, 63, has served as a director of Fuel Systems since May 2008 and currently serves as Chairman of our Audit Committee and as a member of our Compensation Committee. Mr. Nall is a Certified Public Accountant with significant experience in the accounting and finance industry. Mr. Nall is currently serving as a tax commissioner for the State of New Jersey, a position he has held since July 2005. Prior to Mr. Nall’s appointment as tax commissioner by the governor of New Jersey, he was executive vice president and chief financial officer of New Jersey-based Hudson United Bancorp, a multi-billion dollar financial institution listed on the New York Stock Exchange, from September 2003 until its sale to TD Banknorth Inc. in January 2006. Mr. Nall also served as a member of the board of directors and as chairman of the audit committee of Interaudi Bank, a $1 billion private bank based in New York, from April 2003 to April 2004. Mr. Nall’s experience also includes serving for more than eighteen years as a partner with Arthur Andersen LLP. Mr. Nall earned a Masters of Business Administration in professional accounting from Rutgers University. Mr. Nall’s term expires at our annual meeting in 2013. Mr. Nall’s public accounting skills and experience as a finance executive for public and private companies were important factors contributing to his nomination as a director.

William J. Young, 69, has served as a director of Fuel Systems since August 2008. He currently serves as Chairman of our Compensation Committee and as a member of our Audit Committee. Mr. Young has over 30 years of experience in the automotive industry, most recently, serving as a director for Oregon-based Lithia Motors, a billion dollar automotive retailer listed on the New York Stock Exchange, from March 1997 until July 2008. Mr. Young also served as executive director of J.D. Power and Associates, a global marketing information services firm specializing in consumer research for the automotive industry, from September 2003 through February 2008. From 1994 through July 2000, Mr. Young was the Chairman, President and Chief Executive Officer of Advanced Machine Vision Corporation, operating in the machine vision industry. Prior to 1994, Mr. Young served with Volkswagen of America in various capacities for a period of 18 years, most recently as its President and Chief Executive Officer. Mr. Young also has extensive experience as an independent automotive marketing consultant. Mr. Young’s term expires at our annual meeting in 2012. Mr. Young’s automotive industry experience and marketing skills were important factors contributing to his nomination as a director. Mr. Young rejoined the Board of Lithia Motors in May 2010.

Troy A. Clarke, 56, has served as director of Fuel Systems since December 2011 and currently serves on our Compensation Committee. Mr. Clarke has 38 years of automotive industry experience and currently serves as president of Navistar Asia Pacific and Strategic Initiatives, which includes truck and diesel joint ventures in China and India and developing alternative growth strategies. Prior to Navistar, Mr. Clarke held a variety of leadership positions at General Motors Company (GM) where he began his career in 1973, including: Group VP—President GM North America from 2006 to 2009; Group VP—President GM Asian Pacific from 2004 to 2006; Group VP—Manufacturing and Labor Relations from 2001 to 2004; Corporate VP—President GM Mexico from 1998 to 2001. Mr. Clarke holds a bachelor’s degree in mechanical engineering from the General Motors Institute and a master’s degree in business administration from the University of Michigan. Mr. Clarke’s term expires at our annual meeting in 2012. Mr. Clarke’s wide range of experience in international automotive Original Equipment Manufacturer (“OEM”) and marketing were important factors contributing to his nomination as a director.

Independent Directors

The Board of Directors has determined that Messrs. Bryan, Di Toro, Pompeo, Nall, Young, Zanvercelli and Clarke are “independent” under NASDAQ rules.

Number of Meetings of the Board of Directors

The Board held 9 meetings during 2011. Directors are expected to attend Board meetings and meetings on committees for which they serve, and to spend time needed and meet as frequently as necessary to properly discharge their responsibilities. The standing committees of the Board held an aggregate of 29 meetings during the year. Each director attended all of the meetings of the Board and the Board committees for which he served as a director in 2011, except for Mr. Clarke, who was appointed on December 14, 2011 and, as a result, only attended the last meeting of fiscal 2011. We currently have a policy that requires all of our directors to attend our annual stockholder meeting, unless an emergency prevents them from doing so. All of our directors attended our 2011 annual meeting.

The Company requires our outside, independent directors to meet in executive sessions on a periodic basis without management present. The Company’s lead director presides at the executive sessions of outside directors.

Committees

Audit Committee. Current members of the Audit Committee are Mr. Nall (Chair), Mr. Bryan, Mr. Young, and Mr. Pompeo. The Board of Directors has determined that Mr. Nall is an Audit Committee Financial Expert within the current SEC rules. The Audit Committee reviews with the Company’s independent registered public accountants the scope, results and costs of the annual audit and the Company’s accounting policies and financial reporting. The Audit Committee met 9 times during 2011. The Board of Directors has adopted a written charter for the Audit Committee, a copy of which is available on the Company’s website at www.fuelsystemssolutions.com under the caption “Corporate Governance”. The members of the Audit Committee are “independent” under NASDAQ rules and meet the requirements in SEC rules.

Compensation Committee. Current members of the Compensation Committee are Mr. Young (Chair), Mr. Nall, Mr. Zanvercelli and Mr. Clarke. The function of the Compensation Committee is to consider and propose executive compensation policies and to submit to the Board of Directors reports recommending compensation to be paid to the Company’s executive officers. All of the members of the Compensation Committee are “independent” under NASDAQ rules. The Board of Directors has adopted a written charter for the Compensation Committee, a copy of which is available on the Company’s website at www.fuelsystemssolutions.com under the caption “Corporate Governance”. The Compensation Committee met 5 times during 2011.

Nominating and Corporate Governance Committee. Current members of the Nominating and Corporate Governance Committee are Mr. Bryan (Chair), Mr. Di Toro, Mr. Zanvercelli and Mr. Pompeo. The Nominating and Corporate Governance Committee is responsible for recruiting and recommending candidates for membership on the Board of Directors. The Board of Directors has adopted a written charter for the Nominating and Corporate Governance Committee, a copy of which is available on the Company’s website at www.fuelsystemssolutions.com under the caption “Corporate Governance”. The members of the Nominating and Corporate Governance Committee are “independent” under NASDAQ rules. The Nominating and Corporate Governance Committee met 6 times during 2011.

Board Leadership Structure and Oversight of Risk

Our Board of Directors is responsible for providing oversight of the affairs of the Company. Our Board of Directors has adopted Corporate Governance Principles, which outline our corporate governance policies and procedures, including, among other topics, director responsibilities, Board committees, management succession and performance evaluations of the Board.

Our Board leadership structure currently consists of shared responsibility between a lead director and a Chief Executive Officer. Our Corporate Governance Principles provide that in the event there is a Chairman of the Board, the positions of Chairman and Chief Executive Officer are to be held by separate individuals. If there is no Chairman of the Board, the Corporate Governance Principles require that there be a lead director. The Company currently has no Chairman of the Board. Since January 1, 2005, Mariano Costamagna has served as the Chief Executive Officer of the Company. Norman L. Bryan is the lead director of the Board who, in accordance with the Corporate Governance Principles, meets the independence requirements of NASDAQ. The lead director, among other responsibilities, works with the Chief Executive Officer and the Board to prepare Board meeting agendas and schedules, acts as liaison to other independent members of the Board, and in conjunction with our Chief Executive Officer presides at Board meetings.

We believe that the current Board leadership structure is an appropriate structure for the Company and its stockholders at this time. The sharing of responsibilities between the Chief Executive Officer and the lead director allows, on the one hand, the Chief Executive Officer to focus his energy on strategy and management of the Company and its operating subsidiaries, and on the other hand, the Board to focus on oversight of strategic planning and risk management of the Company.

As explained above, our Board of Directors has three standing committees—the Audit Committee, the Compensation Committee, and the Nominating and Corporate Governance Committee. Our Audit Committee is responsible for overseeing certain accounting related aspects of the Company’s risk management processes while our full Board of Directors focuses on overall risk management. The Audit Committee and the full Board of Directors focus on what they believe to be the most significant risks facing the Company and the Company’s general risk management strategy, and also attempt to ensure, together with the Chief Executive Officer, that risks undertaken by the Company are consistent with the Board’s appetite for risk. While the Board of Directors oversees the Company’s risk management, Company management is responsible for day-to-day risk management processes. We believe this division of responsibilities at the present time is an appropriate approach for addressing the risks facing our Company and that our Board leadership structure supports this approach. We can offer no assurance that this structure, or any other structure, will be effective in all circumstances.

Stockholder Communication with the Board

Stockholders may communicate concerns to any director, Board committee member or the entire Board by writing to the following address: Fuel Systems Solutions, Inc., 780 Third Avenue 25th Floor New York, NY 10017, attention Corporate Secretary. Please specify to whom your correspondence should be directed. The Corporate Secretary will promptly forward all correspondence to the relevant director, committee member or the full Board as indicated in the correspondence.

Procedure for Stockholder Recommendations for Director Nominees

The Nominating and Corporate Governance Committee has no formal policy with respect to consideration of stockholder recommended director candidates but will consider various potential candidates for director that may come to the Committee’s attention through current Board members, professional search firms, stockholders and other persons. There have been no changes to this process. The Board of Directors believes it is appropriate not to establish a formal policy in light of the absence of any stockholder recommended director candidates in the past. Diversity is one of the factors that the Nominating and Corporate Governance Committee considers in identifying nominees for director. In selecting director nominees the Nominating and Corporate Governance Committee considers, among other factors, (1) the competencies and skills that the candidate possesses and the candidate’s areas of qualification and expertise that would enhance the composition of the Board, and (2) how the candidate would contribute to the Board’s overall balance of expertise, perspectives, backgrounds and experiences in substantive matters pertaining to the Company’s business. The Nominating and Corporate Governance Committee has not adopted a formal diversity policy with regard to the selection of director nominees. The Nominating and Corporate Governance Committee has not established any minimum qualifications for directors, but identifies and evaluates each candidate on a case-by-case basis including an evaluation of business and professional background, history of leadership or contributions to other organizations, function skill set and expertise, general understanding of marketing, finance, accounting and other elements relevant to the success of a publicly-traded company in today’s business environment and other Board service. The Nominating and Corporate Governance Committee has, however, adopted Corporate Governance Principles, a copy of which is available on the Company’s website at www.fuelsystemssolutions.com under the caption “Corporate Governance”. The Nominating and Corporate Governance Committee adopted in March 2010 minimum stockholding requirements for directors: directors must hold 2,000 shares of Fuel Systems’ common stock within two years of adoption of the requirement or, with respect to newly elected directors, within two years of election to the Board.

Mr. Clarke was recommended to the Nominating and Corporate Governance Committee by a non-management director.

Code of Business Conduct and Ethics

Our Code of Conduct applies to all directors, officers and employees, including our Chief Executive Officer, our Chief Financial Officer and our Chief Accounting Officer. You can find a copy of our Code of Conduct on our website at www.fuelsystemssolutions.com under the caption “Corporate Governance”. We will post any amendments to the Code of Conduct on our website.

Director Compensation

From January 1, 2011 to December 31, 2011, the payment structure was as follows for our independent directors:

•	$20,000 one-time restricted stock grant to new independent Board members vesting in three equal annual installments (subject to continued service as a director, other than due to death or disability);

•	$10,000 cash to each independent Board member as one-quarter of the annual director fee;

•

$30,000 annual restricted stock grant to each independent Board member as three-quarters of the annual director fee, granted at the annual meeting and vesting on the day before the next annual meeting (subject to continued service as a director, other than due to death or disability);

•	$10,000 cash to the Lead Director as an annual fee;

•	$10,000 cash to the Audit Committee Chairman as an annual fee;

•	$5,000 cash to the Compensation Committee Chairman as an annual fee;

•	$5,000 cash to the Nominating and Corporate Governance Committee Chairman as an annual fee;

•	$20,000 cash to the Director serving on the committee to review Mr. Costamagna’s related persons transactions;

•	$2,500 cash to Audit Committee members as an annual fee;

•

$7,000 cash to each non-employee director per Board meeting attended in person if the Board meeting is held in the director’s home country or $9,000 cash to each non-employee director for each Board meeting attended in person, if the meeting is not held in the director’s home country. The $7,000 and $9,000 fee is a flat fee that is payable only once per meeting, no matter how long the meeting lasts;

•	$1,250 cash for each Board meeting attended telephonically;

•

$1,000 cash for all committee meetings attended in person by a non-employee Board member (if there is more than one meeting per day or per visit , the $1,000 covers all meetings). Committee meetings held during in person Board meetings are not subject to payment;

•	$1,000 cash per day for non-employee Directors when working or traveling on a specific assignment required by the Board, that is not part of a Board meeting;

•	$500 cash for all committee meetings attended telephonically per day by a non-employee Board member; and

•	$0 for informational or update calls.

At this time, the Board has determined that all of our non-employee directors are also independent directors. In the event that new directors join our Board who are not employees but who do not qualify as independent, the Board may revisit this compensation structure as it applies to non-employee directors who are not independent.

Participation in the Deferred Compensation Plan

In addition, non-employee directors are eligible to participate in our deferred compensation plan pursuant to which they may elect to defer a portion of their fees, which are invested in shares of our common stock. Until the middle of 2009, the Company matched 50% of the participant’s contribution up to an annual maximum of $12,500, which has been invested in shares of our common stock acquired in the open market and those shares become subject to vesting provisions. The Company no longer matches participant’s contributions.

As of December 31, 2011, Mr. Bryan and Mr. Di Toro were fully vested in the shares purchased through the deferred compensation plan with Company matching funds. As of December 31, 2011, Mr. Nall was 50% vested in the shares purchased through the deferred compensation plan with Company matching funds.

2011 Director Compensation Table

The following table sets forth a summary of the compensation earned by our non-employee directors pursuant to our director compensation policy for the year ended December 31, 2011:

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) (1) (2)	Total ($)
Norman L. Bryan	$67,250	$30,000	$97,250
Marco Di Toro	51,250	30,000	81,250
James W. Nall	61,750	30,000	91,750
William J. Young	56,750	30,000	86,750
Aldo Zanvercelli	71,750	30,000	101,750
Joseph E. Pompeo	52,250	30,000	82,250
Troy A. Clarke	7,000	20,000	27,000

(1)	Each non-employee director receives an annual restricted stock grant with a grant date fair value of $30,000 on the day of our annual stockholder meeting. All directors, except Mr. Clarke, received this restricted stock grant on May 18, 2011 and all of the grants will vest in full on May 22, 2012. Mr. Clarke received his restricted stock grant after his appointment, on December 14, 2011, and it will vest annually over 3 years.
(2)	As of December 31, 2011, shares of unvested restricted stock outstanding were as follows: Mr. Bryan 1,257, Mr. Di Toro 1,257, Mr. Nall 1,257, Mr. Young 1,257, Mr. Zanvercelli 1,257, Mr. Pompeo 1,689, and Mr. Clarke 1,283. See Note 11 of the notes to the consolidated financial statements included in our Annual Report on Form 10-K filed on March 8, 2012 for a discussion of the calculation of the fair value of the restricted stock awards granted in 2011.

Report of the Audit Committee

The Audit Committee reviews the Company’s financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process. The Company’s independent registered public accountants are responsible for expressing an opinion on the conformity of the Company’s audited financial statements to accounting principles generally accepted in the United States.

The Audit Committee has:

•	reviewed and discussed the audited financial statements of the Company for the fiscal year ended December 31, 2011 with management and with the independent registered public accountants;

•

discussed with the independent registered public accountants the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. I AU Section 380) as adopted by the Public Company Accounting Oversight Board in Rule 3200T; and

•

received the written disclosures and the letter from the independent registered public accountants required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning auditor independence, and has discussed the independence of the independent registered public accountants with that firm.

Based upon the Audit Committee’s review and discussions referred to above, the Audit Committee has recommended to the Board of Directors that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011 for filing with the Securities and Exchange Commission.

The Audit Committee members do not serve as professional accountants or auditors and their functions are not intended to duplicate or to certify the activities of management and the independent registered public accountants. The Audit Committee serves an oversight role where it receives information from, consults with and provides its views and directions to management and the independent registered public accountants on the basis of the information it receives and the experience of its members in business, financial and accounting matters.

April 10, 2012	The Audit Committee

James W. Nall, Chair
Norman L. Bryan
William J. Young
Joseph E. Pompeo

The foregoing report of the Audit Committee of the Board of Directors shall not be deemed to be soliciting material or to be filed under the Securities Act of 1933 or the Securities Exchange Act of 1934, or incorporated by reference in any document so filed.

EXECUTIVE OFFICERS

The following table sets forth information concerning our executive officers as of April 2, 2012. Some background information on our executive officers follows:

Name	Age	Position
Mariano Costamagna	61	Chief Executive Officer and Director

Pietro Bersani	44	Chief Financial Officer

Michael Helfand	52	Senior Vice President Finance and Chief Accounting Officer

Matthew Beale	45	Co-President and Head of IMPCO Operations

Roberto Olivo	57	Co-President and Head of BRC Operations

Pier Antonio Costamagna	59	Managing Director of MTM and Director of Mechanical Engineering of MTM

Richard Nielsen	55	Executive Vice President Sales and Marketing of IMPCO

Marco Seimandi	46	Marketing Director of MTM

Mariano Costamagna, 61, has served as a director of Fuel Systems since June 2003 and as Chief Executive Officer since January 1, 2005. His background is set forth under the director table.

Pietro Bersani, 44, became Chief Financial Officer effective April 4, 2011. Mr. Bersani had rendered professional services as a consultant to MTM S.r.l. from January 2011 to March 2011. Previously, Mr. Bersani had served as an audit senior manager at Deloitte & Touche S.p.A., formerly Arthur Andersen S.p.A in Italy. Mr. Bersani is a Certified Public Accountant and member of the American Institute of Certified Public Accountants with significant experience in the accounting industry having rendered professional services ranging over audits of consolidated financial statements and reporting packages, comfort letters and Initial Public Offering (IPO) prospectus, M&A due diligences, assessments of internal control systems, identification processes of key performance indicators, risk factors and risk controls, agreed-upon procedures, other regulatory and other attest services. Mr. Bersani is also a Certified Public Auditor and a Chartered Certified Accountant in Italy where he developed a significant knowledge of IAS/IFRS and developed a significant industry expertise in automotive components, transportation-airlines and train, technology media telecommunications, pharmaceutical/chemical, advertising, retail and pay-TV. From May 2007 to July 2009 Mr. Bersani also served in the responsible position of audit senior manager at Deloitte Touche Tohmatsu Services Inc., based in New York, to help improve the quality standards of the audit practice, develop the network audit methodology and audit approach, and to help implement a network risk management system for client acceptance and engagement risk assessment. Mr. Bersani earned a BA and MA in Business Economics from L. Bocconi University, Italy.

Matthew Beale, 45, became Co-President of Fuel Systems and Head of IMPCO Operations with primary responsibility for North America effective April 4, 2011. Mr. Beale had been serving as our Chief Financial Officer since May 2009 and as our President and Secretary since May 2008. Previously, Mr. Beale had been serving as our Vice President of Business Development since February 2007. Prior to joining Fuel Systems, Mr. Beale served as managing director for CVS Partners, a corporate advisory firm focused on mergers, acquisitions and financings, based in Milan and London, starting in 2005. From 2000-2004, he served as vice president in the Milan office of Citigroup, providing corporate finance advisory services for private bank clients. Previously, his career included mergers and acquisitions and acquisition finance positions with JP Morgan in Milan and London. He earned a Bachelor of Arts degree in English from London University and a diploma in accounting and finance from the London School of Economics, as well as a Master of Business Administration from Instituto de Estudios Superiores de la Empresa (IESE), Barcelona, Spain. His foreign language proficiency includes Italian and Spanish.

Michael Helfand, 52, became our Senior Vice President Finance and Chief Accounting Officer in May 2009. Prior to joining Fuel Systems, and beginning in 2003, Mr. Helfand was a finance and accounting consultant serving clients in matters related to SEC registration material preparation; Sarbanes-Oxley engagements; and financial review and systems development. From 2007 to 2008, he has served as the Interim Chief Financial Officer of Rothschild North America, Inc., a global investment bank. From 2006 to 2007, Helfand was the Executive Vice President of Finance and Interim CEO at WRC Media, Inc., a publishing company. Prior to consulting, he was Executive Vice President and CFO of Vestcom International, a NASDAQ company, from 1999 to 2003 and of World Color Press, a New York Stock Exchange company, in 1998. In addition, Helfand held various roles of increasing responsibility including Vice President and Assistant Controller at ABC, Inc., a division of the Walt Disney Company.

Roberto Olivo, 57, became Co-President of Fuel Systems and Head of BRC Operations with primary responsibility for Europe effective April 4, 2011. Mr. Olivo had been serving as Chief Operational Officer since January 1, 2009. Previously, Mr. Olivo had been serving as our general manager of IMPCO since September 2007, a role which Mr. Olivo had been serving as acting general manager of IMPCO since May 2007. Prior to working for IMPCO, and beginning in 2000, Mr. Olivo was an independent management consultant specializing in the automotive industry. In this capacity, he worked on several projects for Fuel Systems’ BRC subsidiary as well as clients such as Fiat, Ferrari Maserati Group and Daimler Chrysler. His professional career also includes extensive experience within the broader transportation and industrial sectors. He earned a Bachelor of Science degree in electrical engineering from Politecnico di Torino, Italy, and is proficient or fluent in Italian, English, German, French, Dutch/Flemish and Spanish.

Pier Antonio Costamagna, 59, has served as the Director of Mechanical Engineering of MTM, S.r.L., a wholly owned subsidiary of the Company, since its formation in 1977. Mr. Costamagna has also served as Managing Director of BRC, one of our wholly owned subsidiaries, since the company was established in 2001. MTM develops, manufactures and installs alternative fuel systems and components under the BRC Gas Equipment trademark. Mr. Costamagna and his family founded MTM in 1977, and Mr. Costamagna has served as MTM’s principal executive officer since that time. Mr. Costamagna is the brother of Mariano Costamagna, the Chief Executive Officer of Fuel Systems.

Richard Nielsen, 55, became Executive Vice President Sales and Marketing of IMPCO on October 17, 2011. He originally joined IMPCO in 1998, and has served in various roles of increasing responsibility, most recently as Director of Sales and Marketing and then General Manager since January 1, 2009. Prior to working for IMPCO, Mr. Nielsen worked in various sales, marketing and training positions within Superior Propane, Canada’s largest propane wholesaler and retailer. Mr. Nielsen began his automotive career at Advanced Automotive, one of Canada’s leading automotive conversion facilities.

Marco Seimandi, 46, is the Marketing Director of MTM, a wholly-owned subsidiary of the Company. He joined MTM in 1996 as Commercial Manager after his previous experience as Regional Commercial Manager of the French automotive component group Valeo. Mr. Seimandi has a PhD in aircraft engineering at Turin Polytechnic in Italy and a specialization in business administration from CEDEP/INSEAD Institute at Fontainebleau in France.

PRINCIPAL STOCKHOLDERS

The following table sets forth certain information with respect to beneficial ownership of our common stock as of January 31, 2012, as to:

•	Each person (or group of affiliated persons) known by us to own beneficially more than 5% of our outstanding common stock;

•	Our Named Executive Officers;

•	Each of our directors; and

•	All our directors and executive officers as a group.

Except as otherwise indicated, all of the shares indicated in the table are shares of Fuel Systems’ common stock and each beneficial owner has sole voting and investment power with respect to the shares set forth opposite his or its name. For the purposes of calculating percentage ownership as of January 31, 2012, 20,089,591 shares were issued and 20,014,065 shares were outstanding, and, for any individual who beneficially owns shares of restricted stock that will vest or shares represented by options that are or will become exercisable within 60 days following January 31, 2012, those shares are treated as if outstanding for that person, but not for any other person. In preparing the following table, we relied upon statements filed with the SEC by beneficial owners of more than 5% of the outstanding shares of our common stock pursuant to Section 13(d) or 13(g) of the Securities Act of 1934, unless we knew or had reason to believe that the information contained in such statements was not complete or accurate, in which case we relied upon information that we considered to be accurate and complete. Unless otherwise indicated, the address of each of the individuals and entities named below is: c/o Fuel Systems Solutions, Inc., 780 Third Avenue, 25th Floor, New York, NY 10017.

	Shares Beneficially Owned
Name of Beneficial Owner	Number		Percentage
5% Stockholders:
Kevin Douglas, Michelle Douglas, James E. Douglas, III, K&M Douglas Trust, Douglas Family Trust, James Douglas and Jean Douglas Irrevocable Descendants’ Trust	2,003,100	(1)	10.0%
SAM Sustainable Asset Management AG	1,306,500	(2)	6.5%
Directors and Executive Officers:
Pietro Bersani	—		*
Matthew Beale	1,074	(3)	*
Norman L. Bryan	5,681	(4)	*
Mariano Costamagna	3,338,230	(5)(6)	16.7%
Pier Antonio Costamagna	3,338,230	(6)(7)	16.7%
Marco Di Toro	1,313	(8)	*
Michael Helfand	—		*
James Nall	2,860	(9)	*
Richard Nielsen	418	(10)	*
Roberto Olivo	3,033	(11)	*
Joseph Pompeo	216	(12)	*
Marco Seimandi	7,340	(13)	*
William Young	2,270	(14)	*
Aldo Zanvercelli	4,681	(15)	*
Troy A. Clarke	—	(16)	*
All executive officers and directors as a group (15 persons)	3,366,900	(17)	16.8%

*	Indicates ownership of less than 1% of the Company’s common stock.
(1)	Based on an Amendment to a Schedule 13G Information Statement filed January 31, 2012 by Kevin Douglas, Michelle Douglas, James E. Douglas, III, K&M Douglas Trust, Douglas Family Trust, James

Douglas and Jean Douglas Irrevocable Descendants’ Trust. The Amended Schedule 13G discloses that Kevin Douglas and his wife, Michelle Douglas, hold 789,238 shares jointly as the beneficiaries and co-trustees of the K&M Douglas Trust. In addition, Kevin Douglas and Michelle Douglas are co-trustees of the James Douglas and Jean Douglas Irrevocable Descendants’ Trust, which holds 681,126 shares. The Amended Schedule 13G also discloses that Kevin Douglas has dispositive power with respect to 197,307 shares held by James E. Douglas, III and 335,429 shares held by the Douglas Family Trust, in addition to the shares previously listed. The principal business office of the Filers is located at 125 E. Sir Francis Drake Blvd., Suite 400, Larkspur, CA 94939.
(2)	Based on an Amendment to a Schedule 13G Information Statement filed February 13, 2012 by SAM Sustainable Asset Management AG. SAM Sustainable Asset Management AG has sole power to dispose of the shares reported in the table. The address of SAM Sustainable Asset Management AG is Josefstrasse 218, 8005 Zurich, Switzerland.
(3)	Does not include 161 shares of unvested restricted stock held by Mr. Beale.
(4)	Does not include 1,257 shares of unvested restricted stock held by Mr. Bryan, as well as 2,896 shares invested in the Company’s deferred compensation plan in Mr. Bryan’s name.
(5)	Includes 25,000 shares issuable upon exercise of outstanding options that are exercisable prior to or within 60 days following January 31, 2012, and 1,604,589 shares held by Pier Antonio Costamagna and his wife, to which he disclaims beneficial ownership.
(6)	Pier Antonio Costamagna, Chief Engineering Officer, is the brother of Mariano Costamagna, Chief Executive Officer, President and director.
(7)	Includes 20,000 shares issuable upon exercise of outstanding options that are exercisable prior to or within 60 days following January 31, 2012, and 1,733,641 shares held by Mariano Costamagna and his wife, to which he disclaims beneficial ownership.
(8)	Does not include 1,257 shares of unvested restricted stock held by Mr. Di Toro, as well as 1,547 shares invested in the Company’s deferred compensation plan in Mr. Di Toro’s name.
(9)	Does not include 1,257 shares of unvested restricted stock held by Mr. Nall, as well as 933 shares invested in the Company’s deferred compensation plan in Mr. Nall’s name.
(10)	Does not include 122 shares of unvested restricted stock held by Mr. Nielsen.
(11)	Does not include 139 shares of unvested restricted stock held by Mr. Olivo and includes 1,000 shares owned by Mr. Olivo’s wife.
(12)	Does not include 1,689 shares of unvested restricted stock held by Mr. Pompeo.
(13)	Includes 6,000 shares issuable upon exercise of outstanding options that are exercisable prior to or within 60 days following January 31, 2012.
(14)	Does not include 1,257 shares of unvested restricted stock held by Mr. Young.
(15)	Does not include 1,257 shares of unvested restricted stock held by Mr. Zanvercelli.
(16)	Does not include 1,283 shares of unvested restricted stock held by Mr. Clarke.
(17)	Includes an aggregate of 51,000 shares issuable upon exercise of outstanding options that are exercisable prior to or within 60 days following January 31, 2012.

Equity Compensation Plan Information

All of our equity compensation plans have been approved by our stockholders, other than the 2011 Stock Option Plan, which was approved by the Board of Directors on December 14, 2011 and is subject to stockholders’ approval at the annual meeting. The following table sets forth information about our common stock that may be issued under our equity compensation plans as of December 31, 2011:

Plan Category	Number of Securities to Be Issued upon Exercise of Outstanding Options	Weighted- Average Exercise Price of Outstanding Options	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (1)
Equity Compensation Plans Approved by Stockholders	57,750	$11.28	383,404	(1)
Equity Compensation Plans Not Approved by Stockholders	—	—	300,000	(2)
Total	57,750	11.28	683,404

(1)	Represents shares of restricted stock available for issuance under our 2009 Restricted Stock Plan.
(2)	Includes 300,000 shares of options available for issuance under the 2011 Stock Option Plan, which was approved by the Board of Directors on December 14, 2011, but is subject to stockholders’ approval. See “Item 3—Approval of 2011 Stock Option Plan.”

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers, and persons who own more than 10% of our common stock, to file with the SEC initial reports of ownership and reports of changes in ownership of Fuel Systems’ common stock. Executive officers, directors and owners of greater than 10% of our stock are required by SEC regulations to furnish copies of all Section 16(a) reports they file. Based solely upon a review of the filings furnished pursuant to Rule 16a-3(e) promulgated under the Securities Exchange Act of 1934 or advice that no filings were required, all filing requirements of Section 16(a) were timely complied with during the year ended December 31, 2011, except for the following: (i) Mr. Seimandi failed to timely file one Form 4 in connection with four transactions for purchases of stock; and (ii) the Company failed to assist Mr. Bryan in filing two Forms 4 timely to report two transactions involving purchase of stock.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

In this section, we discuss certain aspects of our compensation policies as they apply to our Chief Executive Officer, our Chief Financial Officer, our three other most highly-compensated executive officers and our former Chief Financial Officer, each of whom served during fiscal 2011. We refer to these six individuals throughout as the “Named Executive Officers.” Our discussion and the following tabular disclosure focus on compensation and policies relating to the year ended December 31, 2011 and action after the end of the year related to compensation for the year ended December 31, 2011.

Operation of the Compensation Committee

The Compensation Committee is appointed by the Board of Directors to approve and evaluate all of the Company’s compensation programs, policies and plans, as they affect the executive officers. During most of 2011, the Compensation Committee consisted of three outside, non-employee directors who were considered to be independent under the Nasdaq Marketplace Rules. On December 14, 2011 an additional director, Mr. Troy A. Clarke, was nominated and appointed to the Compensation Committee. The Compensation Committee held five meetings in 2011, most of which included “executive sessions” where members of management were not present. As of December 31, 2011, the Compensation Committee was comprised of Messrs. Young, Nall, Zanvercelli, and Clarke, with Mr. Young being the Chairman.

The Compensation Committee is directly responsible for the evaluation of the performance of the Chief Executive Officer, or CEO, and the associated adjustments to the elements of his compensation package, as discussed in more detail below. Each year, the Compensation Committee conducts an evaluation of the CEO and his role in the Company’s performance.

With respect to the executive officers, the Compensation Committee receives compensation recommendations from the CEO and approves or modifies them in the exercise of its judgment based on the Board’s interactions with the Named Executive Officers. Ultimately, the Compensation Committee has full discretion to make compensation decisions for our executive officers, bound only by the Company’s pre-existing contractual obligations.

Compensation Philosophy

Our compensation policies are designed to reward management based on our financial results and therefore take into account our operating results and expectations for continued growth and enhanced profitability. Overall, we seek to provide compensation packages that allow us to retain key executives, while being tailored to the unique characteristics of our Company.

We wish to reinforce the importance of the Company’s continued profitability and revenue growth in our compensation structure. To that end, we established our Incentive Bonus Plan, which enables our executives to share in the Company’s financial success. Under our Incentive Bonus Plan, a bonus pool may be established using Company performance criteria including operating profits and revenue. In addition, we value the concept of rewarding all employees, and not just our executives, for the Company’s successes. Implementing these priorities, our Incentive Bonus Plan permits bonuses to be awarded to any employee at any of our worldwide locations from the bonus pool.

We have also established the 2009 Restricted Stock Plan, the 2011 Stock Option Plan and the 2011 Phantom Stock Option Plan to grant awards with multi-year vesting schedules, thereby promoting retention and also with the goal of further aligning the interests of our executives and our stockholders.

We believe our incentive compensation philosophy motivates our executives and our rank and file employees to share the same goal with our stockholders: maximizing profits.

Engagement of a Compensation Consultant

The Compensation Committee has the authority and access to the funds to engage outside compensation consultants to analyze compensation issues as we deem appropriate. The Compensation Committee does not currently use the services of a compensation consultant and did not retain such services in 2011. Total compensation for our key executives, including base salary, bonus incentives and equity awards, is generally targeted at or below the median of our competitive marketplace for executive talent. The Compensation Committee believes that compensation decisions require judgment and should reflect individual circumstances and Company philosophy, in addition to market pay levels and trends.

Risk Policy Framework

In addition to the general risk policy framework previously discussed, there are controls around employee incentive compensation that effectively discourage and limit unnecessary and excessive risks relating to incentive compensation. All incentive compensation of executive officers is fully subject to Compensation Committee discretion and all other employee incentive compensation is fully subject to either management or Compensation Committee discretion. As further described herein, the Compensation Committee reviews and approves all incentive compensation of executive officers.

Elements of Compensation

Compensation for each executive officer for 2011 consisted of a base salary, the opportunity to receive an annual incentive compensation in the form of cash under our Incentive Bonus Plan, the opportunity to receive an additional cash bonus at the discretion of the Compensation Committee, and assorted other benefits and perquisites. We provide a base salary and benefits package that management and the Compensation Committee believe is consistent with market practice which allows us to retain key executives and employees.

The opportunity to receive incentive compensation under our Incentive Bonus Plan in 2012 and forward focuses our executive officers on short-term performance and provides them with an immediate reward, while the 2011 Stock Option Plan and the 2011 Phantom Stock Option Plan provide the Compensation Committee the flexibility to grant long-term incentives designed to encourage the achievement of corporate goals and the growth of stockholder value over the longer term, as well as to promote retention. We have not established minimum stock ownership guidelines for our executive officers or adopted a policy requiring them to retain their Fuel Systems’ stock for any period of time.

Base Salary

The Compensation Committee has the authority to set the CEO’s compensation.

In January 2010, the Company amended its employment agreement with Mr. Costamagna. Mr. Costamagna will receive a base salary of $145,000 paid in U.S. Dollars plus €335,000 paid in Euros. Mr. Costamagna will also be eligible for consideration for an annual bonus under the Company’s Incentive Bonus Plan, and will be eligible to participate in other general employee benefits the Company maintains for its employees. Mr. Costamagna will not receive any other type of compensation as a director, officer, or by virtue of any other position with the Company or any of its subsidiaries.

Our CEO annually reviews the performance of our other Named Executive Officers and subsequently presents conclusions and recommendations regarding these officers, including proposed salary adjustments, to the Compensation Committee. The Committee then makes the final decision regarding any adjustments or awards. The review of performance by the Committee and the CEO of other executive officers is a subjective assessment of each executive’s contribution to Company or division performance, leadership qualities, strengths and weaknesses and the individual’s performance relative to goals set by Mariano Costamagna and the Compensation Committee. The Compensation Committee and the CEO do not systematically assign a weight to the factors they consider, and may, in their discretion, consider or disregard any one factor that is important to or irrelevant for a particular executive.

In 2011, the CEO did not request any increases in base compensation for the Named Executive Officers from the Compensation Committee, except for an annual increase of approximately $30,000 to Mr. Roberto Olivo, effective mid-year 2011.

Incentive Bonus Plan

Our Incentive Bonus Plan is administered by the Compensation Committee, which has final decision-making authority over its implementation. Executive employees, including our Named Executive Officers, participate in our Incentive Bonus Plan on the same terms as all other employees. The plan provides us with the framework to grant cash incentive compensation to eligible employees.

Since August 2009, all employees of the Company and its subsidiaries worldwide are eligible to participate in our Incentive Bonus Plan if they have been employed for at least the final six months of the applicable year and if they are employed by the Company or any of its subsidiaries on the date that awards are given. None of the Company’s employees (including the Named Executive Officers) are guaranteed incentive compensation. Usually, an eligible employee will only receive his or her incentive compensation from the pool for the year and, if applicable, if that employee has successfully met his or her individual performance goals for that year, as determined by the Committee. We believe our Incentive Bonus Plan enhances the Company’s compensation structure and strategy and encourage results-oriented actions on the part of all employees throughout the Company.

After the end of each year, the Company determines the size of the incentive compensation pool for distribution to eligible employees. The awards will be distributed out of this pool to all eligible employees. An eligible employee will not receive some or all of an award if he or she does not meet his or her performance goals. Incentive compensation can be paid in cash, in shares of time-vesting restricted stock or in a combination of the two, at the option of the Compensation Committee.

Incentive compensation pools under our Incentive Bonus Plan were established for the BRC division and the IMPCO division. For 2011, the pool for each division consisted of 0.2% of revenues for IMPCO and 0.1% for BRC, 0.8% of operating income and 1.5% of net income of both divisions. Employees of Fuel Systems, generally our US based accounting and finance staff, may be considered as part of either the BRC or IMPCO division. The incentive compensation pool first is divided among reporting levels at each division. An individual employee’s incentive compensation award is determined upon the employee’s relative membership in his or her reporting level (based upon the percentage of his or her salary to the total salaries included in the employee’s reporting level).

Incentive compensation payments are earned based upon the achievement of a variety of division and Company level goals and objectives, including the achievement of certain revenue and gross profit targets, none of which represent a predominant portion of the overall targets. Our Incentive Bonus Plan allows more senior employees, including the Named Executive Officers, to be eligible to earn a multiple of the bonus based on the achievement of higher levels of performance against target. The additional awards range from 20%, 50% to 100% of the base incentive compensation award. Discretionary bonuses outside our Incentive Bonus Plan are available based upon the recommendation of the CEO and the approval of the Compensation Committee.

Based on the financial matrix for 2011, the Compensation Committee determined that all of the Company’s eligible employees including the Named Executive Officers would receive incentive compensation in 2012 based upon 2011 results. The Compensation Committee determined the amount of individual awards in conjunction with the CEO’s calculation of the incentive compensation pool and target achievements. The incentive compensation pool was divided among the executive officers generally in proportion to the relative base salaries of those executive officers.

The Compensation Committee decided that for the 2012 bonus based upon 2011 results the total compensation amount for each senior executive officer of Fuel Systems or IMPCO and for all BRC employees would be paid in cash.

Equity Compensation

2009 Restricted Stock Plan

The purpose of the 2009 Restricted Stock Plan is to promote the long-term growth and profitability of Fuel Systems Solutions, Inc. by (i) providing all non-employee directors and eligible employees of the Company and its subsidiaries with incentives to maximize stockholder value and otherwise provide outstanding performance and (ii) enabling the Company to attract, retain and reward the best available employees.

The 2009 Restricted Stock Plan provides that eligible employees and non-employee directors may be granted restricted stock awards. All awards to be granted under the Restricted Stock Plan are awards relating to shares of the Company’s common stock. In addition, awards may be granted under the Restricted Stock Plan in payment of performance awards made to eligible employees pursuant to the Company’s Incentive Bonus Plan. No portion of the annual incentive compensation for 2011 was paid in the form of restricted stock.

2011 Stock Option Plan and 2011 Phantom Stock Option Plan

On December 14, 2011, the Board of Directors adopted the 2011 Stock Option Plan and the 2011 Phantom Stock Option Plan subject to stockholder approval. Awards under the plans are designed to promote retention, with multi-year vesting schedules, and to promote the creation of long-term value for stockholders by aligning the interests of stockholders and participants.

The 2011 Stock Option Plan includes 300,000 shares available for issuance in the form of incentive and nonqualified stock options to certain executives and key employees of the Company and its subsidiaries who are employed in the United States. The material terms and features of the 2011 Stock Option Plan and grants made under the plan on December 15, 2011 subject to stockholder approval are discussed under “Item 3—Approval of 2011 Stock Option Plan.”

In addition, on December 14, 2011, the Board adopted the 2011 Phantom Stock Option Plan. Subject to stockholders’ approval of the 2011 Stock Option Plan, the 2011 Phantom Stock Option Plan is effective through December 14, 2021 and provides for the issuance of cash-settled phantom stock options (“PSOs”) to certain executives and key employees of the Company and its subsidiaries who are employed outside the United States. A PSO represents the right to receive a cash payment equal to the positive difference in value between the exercise price established on the date of grant in U.S. dollars and the fair market value of a share of Company common stock on the date of exercise in U.S. dollars, converted to local currency at the conversion rate prevailing on the date of exercise. PSOs covering a total of 300,000 shares are available for grant under the 2011 Phantom Stock Option Plan, subject to adjustment in the event of certain corporate transactions such as a stock split or stock dividend. Pursuant to the terms of the 2011 Phantom Stock Option Plan, all PSOs must be settled in cash, and no shares of Company common stock will be issued under the 2011 Phantom Stock Option Plan.

The term of a PSO may not exceed ten years, and in no event will the exercise price of a PSO be less than the fair market value of the Company’s common stock on the grant date. Other terms including conditions to vesting and exercise and forfeiture provisions will be detailed in a grant agreement. On December 15, 2011, an award of 10,000 PSOs was granted to Mr. Olivo with an exercise price of $15.97 and a ten year term. Pursuant to its terms, the 2011 Phantom Stock Option Plan and the PSOs granted under the plan on December 15, 2011 will become effective if, and at such time as, the 2011 Stock Option Plan is approved by stockholders. If the 2011 Stock Option Plan is not approved, the December 15, 2011 PSO awards will be null and void.

Additional Cash Bonus Compensation

Discretionary bonuses are available based upon the recommendation of the CEO and the approval of the Compensation Committee. For 2011, no discretionary bonuses were paid.

Other Benefits and Perquisites

We provide broad-based benefits and perquisites for our employees and their dependents, portions of which are paid for by the employee. Benefits include, among other things, life insurance, health insurance, dental insurance, vision insurance, 401(k) participation, dependent and healthcare reimbursement accounts, vacation time and holidays. The employee benefits for our Named Executive Officers are generally the same as those provided for our other salaried employees.

We maintain a retirement savings plan, or a 401(k) plan, for the benefit of our eligible employees, those who are at least 21 years old and paid from the United States. Currently, employees may elect to defer their compensation up to the statutorily prescribed limit. Our matching employee contributions are discretionary up to a limit of 100% of the first 3% of compensation contributed by employees each pay period. The Company suspended the 401(k) match in 2009, and subsequently restored it in 2011. An employee’s interests in his or her deferrals are 100% vested when contributed. After two years of employment, the participant is 25% vested in the employer’s matching contributions. Each year thereafter, an additional 25% of the employer’s matching contributions vests, resulting in full vesting after five years of employment. The 401(k) plan is intended to qualify under Sections 401(a) and 501(a) of the Internal Revenue Code. As such, contributions to the 401(k) plan and earnings on those contributions are not taxable to the employees until distributed from the 401(k) plan, and all contributions are deducible by us when made.

We do provide some perquisites as additional benefits that are convenient for our executive officers when faced with the demands of their positions. For example, Messrs. Beale and Nielsen received an automobile allowance of approximately $12 thousand each in 2011.

Tax Issues

Section 162(m) of the Internal Revenue Code of 1986, as amended, generally limits amounts that can be deducted for compensation paid to certain executives to $1.0 million unless certain requirements are met. No executive officer receives compensation in excess of $1.0 million, and therefore, all compensation amounts are deductible at present. The Compensation Committee will continue to monitor the applicability of Section 162(m) to our compensation program.

Compensation upon Termination

Other than Mariano Costamagna, our Named Executive Officers do not have specific severance arrangements for themselves.

Mariano Costamagna’s Severance Arrangements. The termination of employment provisions included in Mr. Costamagna’s employment agreement were entered into not only to address competitive concerns originating from when he was originally recruited, but also as part of the negotiated terms of Fuel Systems’ acquisition of BRC, which was previously owned by Mr. Costamagna and his family members.

According to the terms of his employment agreement, if during the term of Mr. Costamagna’s employment we terminate his employment other than for “cause” or disability or if he resigns for “good reason,” we must pay him a severance payment of $5.0 million divided into five equal installments (the first of which is due on the 60th day following termination with subsequent installments due on each annual anniversary of termination); provided that Mr. Costamagna abides by certain covenants limiting his ability to compete with us, solicit our employees or interfere with our business during those four years following his termination. Accordingly, our right to terminate his employment without triggering this payment obligation is limited to circumstances in which we terminate him for “cause” such as if (1) he engages in gross negligence or willful misconduct, including but not limited to criminal conduct, that injures the reputation of the Company or otherwise adversely affects the material interests of the Company; (2) he continues to refuse to perform his substantial job functions after written notice; (3) he refuses to cooperate in any audit or investigation of the financial statements or business practices of the Company; or (4) he fails to take corrective action to remedy any acts or omissions within twenty business days after written notice indicating that such failure to remedy such conduct is grounds for termination. Similarly, Mr. Costamagna may resign for “good reason” and claim the severance payment if, after having given the Company written notice and an opportunity to cure the defect: (1) his title, duties, responsibilities or status are materially diminished, (2) his base salary is reduced, (3) there is a material adverse deviation from the Company’s bonus determination policies, or (4) his responsibilities are delegated to another person such that his authority or overall level of responsibility within the Company has been materially diminished.

If, following a change of control, we terminate Mr. Costamagna’s employment other than for “cause” or disability or if he resigns for “good reason,” then, unless the Board of Directors determines otherwise at the time of the change of control, his severance amount would no longer be $5.0 million but would instead be the product of 2.99 and the greater of (i) his salary at the time of termination or immediately before the change of control and (ii) the average annual cash bonus earned for the three full years preceding his termination. A change of control will be deemed to have occurred if a person or group of related people acquires enough of the Company’s common stock to elect a majority of the Board of Directors of the Company or if a person or group of people purchase all or substantially all of the Company’s and its subsidiaries’ assets. If there were a change of control of the Company while Mr. Costamagna was receiving severance payments in accordance with the previous paragraph, then Mr. Costamagna would forfeit his remaining severance payment installments, unless the Board specifically determines that they should be paid. If the Board determines that Mr. Costamagna will not forfeit his remaining severance payments following a change of control, such remaining severance payments shall continue to be paid to Mr. Costamagna as described in the previous paragraph; provided that if the change of control is also a “change in control event” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended, Mr. Costamagna shall be paid the remaining severance payments in a cash lump sum upon the occurrence of such change of control.

As a result of these provisions in his employment agreement, any decision on our part to terminate Mariano Costamagna, other than for cause or disability, prior to December 31, 2012 would be extremely costly to us.

Treatment of Incentive Compensation under the 2009 Plans. No employee is eligible to receive an incentive compensation award (in cash or restricted stock) if he or she is not employed by the Company on the date the awards are made. Therefore, even if one of our Named Executive Officers was eligible in all other respects to receive incentive compensation under the 2009 Plans (for example, he worked for a profitable division, he met his personal performance goals and was employed by the Company or one of its subsidiaries for at least the final six months of the fiscal year), he would not be entitled to any award unless he continued to be employed by the Company on the award grant date.

If any employee who has received a restricted stock award under our plans leaves the Company for any reason, his or her restricted stock that remains unvested on the date of termination is forfeited.

Treatment of Stock Option Awards. As of December 31, 2011, Messrs. Mariano Costamagna and Pier Antonio Costamagna were the only Named Executive Officers to have outstanding stock options. All of these executives’ stock options were fully vested; therefore, the termination of either individual’s employment or a merger or sale of all or substantially all of the Company’s assets would have no effect on this portion of their compensation.

Say-on-Pay and Say-on-Frequency Results

Last year, approximately 98% of the votes cast at our 2011 annual meeting of stockholders, excluding abstentions and broker non-votes, voted on an advisory basis to approve our executive compensation program for fiscal year 2010. The Compensation Committee reviewed the outcome of this advisory vote and believes that the level of stockholder support reflects favorably on our executive compensation program and reaffirms our current executive compensation structure. Accordingly, the design of our 2011 executive compensation is largely unchanged from 2010. We encourage our stockholders to once again approve the non-binding advisory vote on our executive compensation program.

At last year’s annual meeting, our stockholders also voted on the frequency of future say-on-pay votes. Approximately 97% of votes cast, excluding abstentions and broker non-votes, voted on an advisory basis in favor of holding an annual say-on-pay vote. Accordingly, the Company will hold an annual say-on-pay vote until the next advisory say-on-frequency vote is held.

Conclusion

Our compensation policies are designed to retain and motivate our senior executive officers and to ultimately reward them for outstanding individual and corporate performance. We will continue to monitor these policies to gauge whether they are meeting our expectations and are willing to change them as necessary to accomplish our goals.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis contained herein with the management of the Company and, based on the review and discussion, has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

Submitted by the Compensation Committee:

William J. Young, Chairman
James W. Nall
Aldo Zanvercelli
Troy A. Clarke

The foregoing report of the Compensation Committee of the Board of Directors shall not be deemed to be soliciting material or to be filed under the Securities Act of 1933 or the Securities Exchange Act of 1934, or incorporated by reference in any documents so filed.

Compensation Committee Interlocks and Insider Participation

Messrs. Nall, Young, Zanvercelli, and Clarke served as members of the Compensation Committee in 2011. None of these persons is or has been an officer or employee of the Company or any of its subsidiaries. In addition, there are no Compensation Committee interlocks between the Company and other entities involving the Company’s executive officers and directors who serve as executive officers of such entities.

Summary Compensation Table

The following table summarizes the compensation of our Named Executive Officers:

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)		Total ($)
Mariano Costamagna	2011	$611,454	$—	$—	$67,450	$1,840	(2)	$680,744
(Chief Executive Officer and Director)(7)	2010	589,344	38,219	—	111,176	1,411	(2)	740,150
	2009	513,241	—	—	75,933	1,446	(2)	590,620

Pietro Bersani (Chief Financial Officer)	2011	$232,500	$—	$—	$25,267	$1,678	(10)	$259,445

Matthew Beale	2011	$350,000	$—	$—	$38,037	$18,230	(3)	$406,267
(Co-President and Head of IMPCO Operations, former President, Chief Financial Officer and Secretary)(8)	2010	350,000	—	—	58,786	42,654	(3)	451,440
	2009	323,846	—	7,046	51,771	12,555	(3)	395,218

Roberto Olivo	2011	$264,361	$—	$—	$29,982	$19,445	(4)	$313,788
(Co-President and Head of BRC Operations, former Chief Operational Officer)(7)	2010	231,897	20,377	—	44,623	17,870	(4)	314,767
	2009	220,999	—	6,066	33,631	14,511	(4)	275,207

Pier Antonio Costamagna	2011	$417,720	$—	$—	$17,726	$1,246	(5)	$436,692
(Director of Mechanical Engineering of MTM)(7)	2010	397,920	14,171	—	59,829	1,024	(5)	472,944
	2009	418,187	—	—	63,666	1,045	(5)	482,898

Richard Nielsen	2011	$290,000	$—	$—	$10,511	$12,387	(6)	$312,898
(General Manager of IMPCO)(9)	2010	282,100	42,909	—	22,091	12,029	(6)	359,129
	2009	232,115	—	5,336	18,815	63,582	(6)	319,848

(1)	The fair value of restricted stock grants is computed in accordance with FASB ASC 718. See Note 11 of the notes to the consolidated financial statements included within the Annual Report on Form 10-K for a discussion of the calculation of the fair value of these awards.
(2)	For 2011, 2010, and 2009 these amounts represent life insurance premiums paid by the Company.
(3)	Of this amount for 2011, $140 represents life insurance premiums paid by the Company, $12,000 represents an automobile allowance, and $6,090 represents an allowance for Mr. Beale’s relocation to Santa Ana, California. Of this amount for 2010, $90 represents life insurance premiums paid by the Company, $12,000 represents an automobile allowance, and $30,564 represents an allowance for Mr. Beale’s relocation to New York. Of this amount for 2009, $93 represents life insurance premiums paid by the Company and $12,462 represents an automobile allowance.
(4)	Of this amount for 2011, $2,223 represents life insurance premiums paid by the Company, $1,385 represents 401(k) plan matching contributions, and $15,837 represents Company match on deferred severance compensation, in accordance with the Italian TFR legislation. Of this amount for 2010, $2,340 represents life insurance premiums paid by the Company and $15,531 represent Company match on deferred severance compensation, in accordance with the Italian TFR legislation. Of this amount for 2009, $2,163 represents life insurance premiums paid by the Company and $12,348 represents Company match on deferred severance compensation, in accordance with the Italian TFR legislation.
(5)	For 2011, 2010, and 2009 these amounts represent life insurance premiums paid by the Company.
(6)	Of this amount for 2011, $387 represents life insurance premiums paid by the Company and $12,000 represents an automobile allowance. Of this amount for 2010, $29 represents life insurance premiums paid by the Company and $12,000 represents an automobile allowance. Of this amount for 2009, $51,092 represents a cost of living adjustment for Mr. Nielsen’s relocation to California, $29 represents life insurance premiums paid by the Company, and $12,461 represents an automobile allowance.

(7)	Messrs. Mariano Costamagna and Roberto Olivo each receive a portion of their compensation in US Dollars, and a portion in Euros. Mr. Pier Antonio Costamagna receives his salary entirely in Euros. Amounts in Euros have been converted to US Dollars based on the average interbank currency exchange rate for the applicable year.
(8)	Mr. Matthew Beale’s salary increased to $350,000 effective May 14, 2009.
(9)	Mr. Richard Nielsen’s salary was increased to $290,000 effective September 5, 2010.
(10)	Of this amount for 2011, $9 represents life insurance premiums paid by the Company and $1,669 represents 401(k) plan matching contributions.

Employment Agreements with Named Executive Officers

Mariano Costamagna’s Employment Agreement

Mariano Costamagna, BRC’s co-founder, our Chief Executive Officer and a member of our Board of Directors, has entered into an employment agreement with us that is effective from January 1, 2009 until December 31, 2012. Under this agreement, Mr. Costamagna will continue to serve as the Company’s Chief Executive Officer until December 31, 2012. Beginning January 2010, Mr. Costamagna’s annual base salary will be $145,000 paid in U.S. dollars plus €335,000 paid in Euros. Mr. Costamagna will also be eligible for consideration for an annual bonus under the Company’s Incentive Bonus Plan, and will be eligible to participate in other general employee benefits the Company maintains for its employees. Mr. Costamagna will not receive any other type of compensation as a director, officer, or by virtue of any other position with the Company or any of its subsidiaries.

We may, at our sole discretion, obtain a key person life insurance policy on Mr. Costamagna payable to us in an amount of not less than $20 million. In the event of Mr. Costamagna’s death while we have such an outstanding life insurance policy in effect for him, we must offer to repurchase up to $10 million of Fuel Systems’ common stock from Mr. Costamagna’s beneficiaries with the proceeds of the insurance policy.

If, during the term of Mr. Costamagna’s employment, we terminate his employment other than for “cause” or disability or if he resigns for “good reason,” we must pay him a severance payment of $5.0 million divided into five equal installments (the first of which is due on the 60th day following termination with subsequent installments due on each anniversary of termination); provided that Mr. Costamagna abides by certain covenants limiting his ability to compete with the Company, solicit its employees or interfere with its business during those four years following his termination. Accordingly, our right to terminate his employment without triggering this payment obligation is limited to circumstances in which we terminate him for “cause” such as if (1) he engages in gross negligence or willful misconduct, including but not limited to criminal conduct, that injures the reputation of the Company or otherwise adversely affects the material interests of the Company; (2) he continues to refuse to perform his substantial job functions after written notice; (3) he refuses to cooperate in any audit or investigation of the financial statements or business practices of the Company; or (4) he fails to take corrective action to remedy any acts or omissions within twenty business days after written notice indicating that such failure to remedy such conduct is grounds for termination. Similarly, Mr. Costamagna may resign for “good reason” and claim the severance payment if, after having given the Company written notice and an opportunity to cure the defect: (1) his title, duties, responsibilities or status are materially diminished, (2) his base salary is reduced, (3) there is a material adverse deviation from the Company’s bonus determination policies, or (4) his responsibilities are delegated to another person such that his authority or overall level of responsibility within the Company has been materially diminished. As a result of these provisions in his employment agreement, any decision on our part to terminate Mariano Costamagna, except for cause or disability, prior to December 31, 2012 would be extremely costly to us.

If, following a change of control, we terminate Mr. Costamagna’s employment other than for “cause” or disability or if he resigns for “good reason,” then, unless the Board of Directors determines otherwise at the time of the change of control, his severance amount would no longer be $5.0 million but would instead be the product of 2.99 and the greater of (i) his salary at the time of termination or immediately before the change of control and (ii) the average annual cash bonus earned for the three full years preceding his termination. A change of control will be deemed to have occurred if a person or group of related people acquires enough of the Company’s common stock to elect a majority of the Board of Directors of the Company or if a person or group of people purchase all or substantially all of the Company’s and its subsidiaries’ assets. If there were a change of control of the Company while Mr. Costamagna was receiving severance payments in accordance with the previous paragraph, then Mr. Costamagna would forfeit his remaining severance payment installments, unless the Board specifically determines that they should paid. If the Board determines that Mr. Costamagna will not forfeit his remaining severance payments following a change of control, such remaining severance payments shall continue to be paid to Mr. Costamagna as described in the previous paragraph; provided that if the change of control is also a “change in control event” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended, Mr. Costamagna shall be paid the remaining severance payments in a cash lump sum upon the occurrence of such change of control.

If any benefit provided or to be provided to Mr. Costamagna would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended, or any interest or penalties are incurred by him with respect to such excise tax, then Mr. Costamagna shall be entitled to receive an additional gross-up payment in an amount such that after payment by Mr. Costamagna of any excise tax (and all other income, employment, excise and other taxes that are imposed on the gross-up payment), Mr. Costamagna retains an amount of the gross-up payment equal to the sum of (A) the excise tax imposed upon any benefit provided or to be provided to Mr. Costamagna and (B) the product of any deductions disallowed because of the inclusion of the gross-up payment in Mr. Costamagna’s adjusted gross income and the highest applicable marginal rate of federal income taxation for the calendar year in which the gross-up payment is to be made.

Outstanding Equity Awards at Fiscal Year End 2011

The following table provides a summary of stock option and unvested restricted stock awards held by the Named Executive Officers that were outstanding as of December 31, 2011. All stock options held by the Named Executive Officers were exercisable as of December 31, 2011.

	Option Awards			Stock Awards
	Number of Securities Underlying Unexercised Options (#)	Option Exercise Price ($/sh)	Option Expiration Date	Number of Shares of Stock That Have Not Vested (#)		Market Value of Shares of Stock That Have Not Vested ($)
Name	Exercisable
Mariano Costamagna	10,000	$15.20	5/27/2013	—		—
	1,500	14.34	10/1/2013	—		—
	6,000	17.06	10/1/2013	—		—
	7,500	11.40	5/17/2014	—		—
Matthew Beale	—	—	—	161	(1)	2,655
Roberto Olivo	—	—	—	139	(1)	2,292
Pier Antonio Costamagna	10,000	6.12	5/27/2013	—		—
	10,000	11.40	5/17/2014	—		—
Richard Nielsen	—	—	—	122	(1)	2,012

(1)	These shares of restricted stock vested on March 18, 2012.

Option Exercises and Stock Vested in 2011

The following table provides a summary of shares of restricted stock held by the Named Executive Officers that vested during 2011. None of the Named Executive Officers exercised options during 2011.

	Restricted Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Mariano Costamagna	377	$9,591
Matthew Beale	162	3,964
	147	3,740
Roberto Olivo	139	3,401
	403	10,252
Pier Antonio Costamagna	—	—
Richard Nielsen	122	2,985
	296	7,530

Pension Benefits

We do not have any pension plans.

Nonqualified Deferred Compensation in 2011

Our Named Executive Officers are eligible to participate in our deferred compensation plan. However, none of the Named Executive Officers elected to participate in this plan in 2011 or earlier. None of the Named Executive Officers withdrew any funds or received a distribution of any funds from the plan in 2011.

Potential Payments upon Termination or Change in Control

Other than Mr. Mariano Costamagna, our Named Executive Officers do not have severance arrangements.

Mariano Costamagna’s Severance Arrangements. Mr. Costamagna’s severance arrangements are provided for in his employment agreement with the Company, the terms of which are described above under “Employment Agreements with Named Executive Officers—Mariano Costamagna’s Employment Agreement.” According to his employment agreement, if Mr. Costamagna’s employment with the Company had been terminated on December 31, 2011 by us other than for “cause” or disability or if he had resigned on that date for “good reason,” he would have been entitled to a payment of $5.0 million divided into five equal installments (the first of which is due on the 60th day following termination with subsequent installments due on each anniversary of termination). If Mr. Costamagna’s employment with the Company had been terminated on December 31, 2011 immediately following the occurrence of a change in control, he would have been entitled to a payment of $1,828,247, payable either in five equal installments (the first of which is due on the 60th day following termination with subsequent installments due on each annual anniversary of termination) or a lump sum on the 60th day following termination.

As of December 31, 2011, Messrs. Mariano Costamagna and Pier Antonio Costamagna were the only Named Executive Officers to have outstanding stock options. All of these executives’ stock options were fully vested; therefore, the termination of either individual’s employment or a merger or sale of all or substantially all of the Company’s assets would have no effect on this portion of their compensation.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Review and Approval of Transactions with Related Parties

Pursuant to our Code of Conduct (a copy of which may be found on our website, www.fuelsystemssolutions.com under the caption “Corporate Governance”), all of our directors, officers and employees and those of our subsidiaries are required to disclose to our Board of Directors (for all directors and executive officers) or our human resources manager (for our other employees) any direct or indirect relationship that reasonably could be expected to give rise to an actual or apparent conflict of interest between any of them, personally, and us or our subsidiaries. In approving or rejecting a proposed transaction, the disinterested members of our Board of Directors or our human resources manager, as applicable, will consider the facts and circumstances available and deemed relevant, including but not limited to, the risks, costs, and benefits to us, the terms of the transactions, the availability of other sources for comparable services or products, and, if applicable, the impact on director independence. The Nominating and Corporate Governance Committee and the Audit Committee have developed certain procedures to periodically review and as necessary approve related party transactions with the entities owned in whole or in part by Mr. Costamagna and his family. After concluding their review, they will only approve those transactions that, in light of known circumstances, are in or are not inconsistent with, the Company’s interests, as they determine in good faith. Any approval of a material transaction is then presented to the Board of Directors for approval (without Mr. Costamagna present or voting).

Family Relationships among Executive Officers

Mariano Costamagna, our Chief Executive Officer and member of our Board of Directors, is the brother of Pier Antonio Costamagna, Managing Director of MTM and Director of Mechanical Engineering of MTM, wholly owned subsidiaries of Fuel Systems. Mariano Costamagna is also the brother-in-law of Margherita Piumatti, Human Resources Manager of MTM. Ms. Piumatti’s annual salary is approximately $100,000, using the average Euro to U.S. dollar exchange rate for the year ended December 31, 2011.

Transactions with Entities Owned or Controlled by the Costamagna Family

The Company leases eight buildings in Italy from IMCOS Due S.r.L., a real estate investment company owned 100% by Messrs. Mariano Costamagna and Pier Antonio Costamagna and their families. Total lease payments to IMCOS Due in 2011 were approximately $1.8 million for the year ended December 31, 2011.

Mariano Costamagna and his immediate family own 100% of BR Co. S.r.L. The Company purchased approximately $37,000 of products from BR Co. S.r.L. in 2011. BR Co. S.r.L. was acquired in 2012 by IMCOS Due S.r.L.

Mariano and Pier Antonio Costamagna and their family members own 100% of Biemmedue S.p.A. The Company purchased approximately $43,000 of products from Biemmedue in 2011. The Company sold approximately $0.1 million of products to Biemmedue in 2011.

Mariano and Pier Antonio Costamagna and their family members own 100% of Biemmedue S.p.A. which owns 100% of A.R.S. Elettromeccanica. In 2011, the Company purchased approximately $2.5 million of products from A.R.S. Elettromeccanica.

Mariano Costamagna serves on the board of directors of MTM Hydro S.r.L and together with his brother, Pier Antonio Costamagna, owns 46% of MTM Hydro. The Company purchased approximately $14,000 of products from MTM Hydro and also sold approximately $26,000 of products to MTM Hydro S.r.L in 2011. Ningbo Topclean Mechanical Technology Co. Ltd is 100% owned by MTM Hydro S.r.L. The Company purchased approximately $0.6 million of products from Ningbo in 2011.

Mariano Costamagna serves on the board of directors of Europlast S.r.L. and together with his brother, Pier Antonio Costamagna, owns 40% of Europlast. In 2011, the Company purchased approximately $4.9 million of products from Europlast and also sold approximately $35,000 of products to Europlast.

Mariano Costamagna serves on the board of directors of TCN S.r.L. and together with his brother, Pier Antonio Costamagna, owns 30% of TCN S.r.L. The Company purchased approximately $3.9 million of products from TCN S.r.L. in 2011. The Company also sold approximately $67,000 of machinery and equipment to TCN S.r.L. in 2011.

Mariano Costamagna serves on the board of directors of TCN Vd S.r.L. and together with his brother Pier Antonio Costamagna, owns 30% of TCN Vd. The Company purchased approximately $3.3 million of semi-manufactured mechanical components from TCN Vd in 2011.

Mariano Costamagna and his immediate family indirectly own 30% of Bianco S.p.A. The Company purchased approximately $0.4 million of equipment from Bianco S.p.A. in 2011. The Company also sold approximately $0.6 million of products to Bianco S.p.A. in 2011.

Mariano Costamagna’s immediate family and one employee of the Company own 85% of Erretre S.r.L. The Company purchased approximately $0.1 million of products from Erretre S.r.L. in 2011.

Mariano and Pier Antonio Costamagna, together with one employee of the Company, own 40% of Immobiliare 4 Marzo S.a.s. The Company paid approximately $0.2 million to Immobiliare 4 Marzo S.a.s. in 2011 in connection with the lease of a building.

Retention of a Director’s Law Firm

Marco Di Toro, a director of Fuel Systems, is a partner in the law firm of Grosso, de Rienzo, Riscossa e Associati, which MTM has retained in connection with mergers and acquisitions transactions and general counseling and, as of December 31, 2011, MTM has been billed and has paid Mr. Di Toro’s law firm approximately $159,000, based on the average exchange rate for the year ended December 31, 2011, for related fees and expenses incurred in 2011.

ITEM 2—RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

The Audit Committee has selected PricewaterhouseCoopers LLP to serve as the Company’s independent accountants to serve until the next annual meeting. The Audit Committee appointed PricewaterhouseCoopers LLP as the sole principal independent registered public accountant for the Company on March 29, 2012. The Audit Committee considers PricewaterhouseCoopers LLP to be well qualified. Neither PricewaterhouseCoopers LLP nor any of its members has any relationship with the Company or any of its officers or directors, except in the firm’s capacity as our independent registered public accountants.

Although it is not required to do so, the Audit Committee is submitting its selection of the Company’s independent accountants for ratification at our annual meeting in order to ascertain the views of stockholders regarding the selection. If the selection is not ratified, the Audit Committee will reconsider its selection. Even if the selection is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent auditing firm at any time if it feels that such a change would be in the Company’s and its stockholders best interests.

A representative of PricewaterhouseCoopers LLP is expected to be present at the annual meeting via teleconference, will have the opportunity to make a statement if he or she desires to do so, and will be available to respond to appropriate questions.

PRINCIPAL ACCOUNTANT FEES AND SERVICES

The Audit Committee has selected PricewaterhouseCoopers LLP to serve as the Company’s independent accountants to serve until the next annual meeting. The Audit Committee appointed PricewaterhouseCoopers LLP as the sole principal independent registered public accountant for the Company on March 10, 2009. The Audit Committee considers PricewaterhouseCoopers LLP to be well qualified. Neither PricewaterhouseCoopers, LLP, nor any of its members, has any relationship with the Company or any of its officers or directors, except in the firm’s capacity as our independent registered public accountants.

A representative of PricewaterhouseCoopers LLP is expected to be present at the annual meeting, will have the opportunity to make a statement if he or she desires to do so, and will be available to respond to appropriate questions.

The Company incurred the following fees by the independent registered accounting firm, PricewaterhouseCoopers LLP for 2011 and 2010:

	2011	2010
Audit fees (1)	$1,716,000	$1,555,000
Audit-related fees (2)	—	120,000
Tax fees (3)	147,000	29,000
All other fees (4)	134,000	161,000

Total fees	$1,997,000	$1,865,000

(1)	Audit fees consist of the aggregate fees billed by PricewaterhouseCoopers LLP for professional services rendered for the audit of our annual consolidated financial statements for 2011 and 2010, the audit of the effectiveness of our internal control over financial reporting required by Section 404 of the Sarbanes-Oxley Act of 2002, and the review of the consolidated financial statements included in our quarterly reports on Form 10-Q for 2011 and 2010.
(2)	Audit-related fees for 2010 consist of professional services performed by PricewaterhouseCoopers LLP for our Form S-3, Form S-3/A, and Form S-8 filings with the SEC and other non-recurring services.
(3)	Tax fees consist of the aggregate fees billed by PricewaterhouseCoopers LLP for professional services rendered for tax preparation services and tax planning for 2011 and 2010, respectively.
(4)	Other than the services described above under “Audit fees”, “Audit-related fees” and “Tax fees,” in 2011 and 2010 “All other fees” includes professional services billed by PricewaterhouseCoopers LLP for statutory audits performed for certain foreign subsidiaries.

Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Auditors

The Audit Committee pre-approves all audit and permissible non-audit services provided by the independent registered public accountants. These services may include audit services, audit-related services, tax services and other services. Pre-approval is provided for up to one year, and any pre-approval is detailed as to the particular service or category of services and is subject to a specific budget. The independent registered public accountants and management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent registered public accountants in accordance with this pre-approval, and the fees for the services performed to date. The Audit Committee may also pre-approve particular services on a case-by-case basis. All of the services provided by PricewaterhouseCoopers LLP during 2011 and 2010 were approved by the Audit Committee under its pre-approval policies and procedures.

Recommendation of the Board of Directors

The affirmative vote of the holders of a majority of the shares of common stock present in person or represented by proxy and entitled to vote at the annual meeting is required to approve the ratification of the appointment of PricewaterhouseCoopers LLP. The Board of Directors recommends a vote “FOR” this proposal.

ITEM 3—APPROVAL OF THE 2011 STOCK OPTION PLAN

Approval of the 2011 Stock Option Plan

We are asking you to approve the Fuel Systems Solutions, Inc. 2011 Stock Option Plan (the “2011 Stock Option Plan” or the “Plan”). The Board of Directors has approved for submission to our stockholders the 2011 Stock Option Plan set forth in Appendix A to this proxy statement. The full text of the 2011 Stock Option Plan is attached to this proxy statement as Appendix A and the following description of the 2011 Stock Option Plan is qualified in its entirety by reference to Appendix A. The purpose of the 2011 Stock Option Plan is to aid the Company in attracting, retaining, motivating and rewarding officers and key employees of the Company and its subsidiaries and to more closely align the interests of 2011 Stock Option Plan participants with those of stockholders.

Types of Awards

The 2011 Stock Option Plan provides that the Compensation Committee of the Board of Directors (the “Committee”) may grant incentive stock options and nonqualified stock options to eligible employees (collectively referred to in this proposal as “options” or “awards”). All options to be granted under the 2011 Stock Option Plan relate to shares of the Company’s common stock. “Incentive stock options” (“ISOs”) to be granted under the 2011 Stock Option Plan are intended to constitute “incentive stock options” within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended. “Non-qualified stock options” are those options which, when granted or due to subsequent disqualification, do not qualify as incentive stock options within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended.

Shares Subject to the 2011 Stock Option Plan

In approving the 2011 Stock Option Plan, the Board of Directors provided for the issuance under the Plan of 300,000 shares of our common stock, and the total number of shares which may be issued in connection with awards granted as ISOs is limited to 300,000 shares. An eligible participant may not receive awards covering in excess of 30,000 shares in any calendar year.

The 2011 Stock Option Plan provides that the Committee will determine the appropriate adjustments, if any, to the number of shares available for issuance under the 2011 Stock Option Plan, per person award limitations, and the number of shares and exercise price relating to outstanding options in the event of a change in capitalization (as defined in the 2011 Stock Option Plan).

Shares subject to options awarded under the 2011 Stock Option Plan that are canceled, expired, forfeited, settled in cash or otherwise terminated without a delivery of shares to the participant will again be available for awards under the Plan. If any unissued shares are retained by the Company upon exercise of an option in satisfaction of the exercise price or any withholding or other taxes due, then such retained shares will become available for future issuance under the Plan (unless the Plan has terminated), and with respect to shares reserved for ISOs, subject to any applicable regulations of the Internal Revenue Code of 1986, as amended.

Termination and Amendment

The 2011 Stock Option Plan has a term of ten years from the date of adoption by the Board. The Board may amend, suspend or terminate the 2011 Stock Option Plan or the Committee’s authority to grant awards under the Plan at any time without the consent of stockholders or participants. However, if required by any federal or state law or regulation or the rules of any stock exchange upon with the Company’s common stock may then be listed, any amendment to the Plan will be submitted to the Company’s stockholders for approval. As a general matter, no such Board action may materially and adversely affect a participant’s rights under any outstanding award without the participant’s consent.

Administration

The 2011 Stock Option Plan is administered by the Committee, which has the authority to select eligible employees to become participants, grant awards, and determine the type, number and terms and conditions of awards. The Committee is also charged with interpreting the 2011 Stock Option Plan and award documents and making all other decisions and determinations for the administration of the Plan. Under certain limited circumstances, the Committee may delegate authority to Company officers to perform certain functions under the 2011 Stock Option Plan.

Eligibility

All full-time officers or key employees who are employed by the Company or a subsidiary within the United States are eligible to receive awards under the 2011 Stock Option Plan. No person may receive an award under the 2011 Stock Option Plan unless he or she is employed by the Company or a subsidiary within the United States at the time the option is awarded.

Terms and Conditions of Stock Option Awards

Term. The term of each option will be determined by the Committee and set forth in the related grant agreement, but in no event may the term of an option exceed a period of ten years from the grant date. Any ISO granted to a participant who is a ten percent owner of the Company must expire no later than five years from the grant date.

Exercise Price. The exercise price per share of an option granted under the 2011 Stock Option Plan will be determined by the Committee and set forth in the related grant agreement, but in no event may the exercise price of an option be less than the fair market value of a share of our common stock on the grant date of such option. Any ISO granted to a participant who is a ten percent owner of the Company must have an exercise price of at least 110% of the fair market value of a share of our common stock on the grant date of such ISO. Under the 2011 Stock Option Plan, “fair market value” generally means the last sale price reported on NASDAQ on the date in question. The fair market value of the Company’s common stock underlying the options as of April 2, 2012 was $7,413,000

The Committee will determine the manner and terms of exercise of an option granted under the 2011 Stock Option Plan, including the methods by which the exercise price may be paid and the form of such payment, which may include, without limitation, cash or Company common stock. In addition, if permitted by the Committee, the Company is authorized to withhold Company stock otherwise deliverable to a participant upon exercise in satisfaction of the exercise price and withholding tax obligations that arise upon exercise.

Exercise Period. The exercise period applicable to options granted under the 2011 Stock Option Plan will be determined by the Committee and set forth in the related grant agreement. Upon termination of employment with the Company or a subsidiary for any reason, all outstanding, unexercised options held by a participant will terminate, unless the Committee provides in its discretion that the option may be exercised following termination of employment, but in no event beyond the term of the option.

Substitution and Modification. Subject to the terms of the 2011 Stock Option Plan, the Committee may modify or accept the surrender of outstanding unexercised options and grant new options in substitution for them. Notwithstanding the foregoing, no amendment or modification of an option will cause an option issued under the Plan to be repriced or lower the exercise price of a previously granted option.

Change in Control. Unless otherwise provided by the Committee, upon a Change in Control (as defined in the 2011 Stock Option Plan) all options will become fully vested and exercisable. Notwithstanding the foregoing, at or immediately prior to a Change in Control, the Company may require a participant, on or prior to the Change in Control, either to exercise his or her options or to surrender his or her options in return for a cash payment equal to the excess, if any, of the fair market value of the shares subject to the option over the aggregate exercise price for such shares.

Clawback. A participant may be required to forfeit an award, or reimburse the Company for the value of a prior award, due to the requirements of the Sarbanes-Oxley Act of 2002 and the Dodd-Frank Wall Street Reform and Consumer Protection Act or a policy adopted by the Company pursuant to such Act, but only to the extent that such forfeiture or reimbursement is required by such statutory or regulatory provision or Company policy.

Federal Income Tax Consequences Under the 2011 Stock Option Plan

The following is a summary of the federal income tax consequences of options granted under the 2011 Stock Option Plan, based on federal income tax laws in effect on January 1, 2012. This summary is not intended to be comprehensive and does not describe all possible federal tax consequences or state, local or foreign tax consequences.

The grant of an option generally will create no federal income tax consequences for the participant or the Company. A participant will not have taxable income upon exercising an option which is an ISO, except that the alternative minimum tax may apply. Upon exercising an option which is a non-qualified stock option, the participant must generally recognize ordinary income equal to the difference between the exercise price and the fair market value of the freely transferable and nonforfeitable shares acquired on the date of exercise. The Company is entitled to a federal income tax deduction equal to the amount of income taxed to the participant, provided, among other things, that the deduction meets the test of reasonableness, is an ordinary and necessary business expense, is not an “excess parachute payment” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended, and is not disallowed by the limitation on certain executive compensation under Section 162(m) of the Internal Revenue Code of 1986, as amended.

Upon disposition of the shares acquired by exercise of a non-qualified stock option, appreciation (or depreciation) occurring after the date of exercise is treated as either short-term or long-term capital gain (or loss) to the participant, depending on how long the shares have been held. Upon a disposition of shares acquired upon exercise of an ISO before the end of the applicable ISO holding periods (which generally require that the stock acquired upon exercise of an ISO be held until the later of two years from the grant date of the option, or one year from the date of exercise of the option), the participant must generally recognize ordinary income equal to the lesser of (i) the fair market value of the shares at the date of exercise of the ISO minus the exercise price, or (ii) the amount realized upon the disposition of the ISO shares minus the exercise price. The Company will be entitled to deduct the amount of income taxed to the participant for federal income tax purposes if the amount represents an ordinary and necessary business expense. Consequently, the Company requires participants to notify it within ten days if there is a disposition of an ISO prior to the expiration of either holding period described above. Any further gain or loss realized by the participant on the non-qualifying disposition will be taxed as long- or short-term capital gain and will not result in any deduction by the Company. If the ISO holding periods are satisfied, then a participant’s disposition of shares acquired upon the exercise of such option generally will result in long-term capital gain or loss measured by the difference between the sale price and the exercise price and will not result in any deduction by the Company.

Capital Gains. Under current law, a taxpayer’s long-term capital gain (i.e., the amount by which the taxpayer’s net long-term capital gains exceed his net short-term capital losses) from a sale of shares is subject to a maximum federal income tax rate of 15% if the shares have been held for more than twelve months. Ordinary income is subject to tax at rates as high as 35%. Capital losses are currently deductible against capital gains without limitation, but are currently deductible against ordinary income in any year only to the extent of $3,000 ($1,500 in the case of a married individual filing a separate return). Capital losses which are not currently deductible by reason of the foregoing limitation may be carried forward to future years.

Withholding Taxes for Employees. The amount of ordinary income recognized by a Company employee with respect to the exercise of an option generally will be treated as compensation that is subject to applicable withholding of federal, state and local income taxes and Social Security taxes, and the Company requires such employee to pay the amount required to be withheld by the Company as a condition to option exercise and before delivering any shares of Company stock acquired upon exercise of an option.

The Company and its subsidiaries are authorized to withhold the amount of withholding and other taxes due in connection with any transaction involving an award from any payment relating to an award under the 2011 Stock Option Plan, including the withholding of shares of Company stock otherwise issuable upon exercise of an option, or any payroll or other payment to a participant. This authority includes authority to withhold or receive Company stock or other property and to make cash payments in satisfaction of a participant’s withholding obligations, either on a mandatory or elective basis in the Committee’s discretion.

Section 162(m) of the Internal Revenue Code. Compensation that qualifies as “performance-based” compensation is excluded from the $1 million deductibility cap of Section 162(m) of the Internal Revenue Code of 1986, as amended, and therefore remains fully deductible by the company that pays it. Under the 2011 Stock Option Plan, options granted with an exercise price at least equal to 100% of fair market value of the underlying shares at the date of grant will be intended to qualify as such “performance-based” compensation; however, there can be no assurance that such compensation under the Plan will be fully deductible under all circumstances.

New Plan Benefits

On December 15, 2011, the Committee approved grants of options to purchase shares of Company common stock under the 2011 Stock Option Plan, subject to stockholder approval at the 2012 annual meeting. The grants were based on the closing selling price of our common stock on NASDAQ on December 15, 2011, which was $15.97 per share. The grants have a ten year term and an exercise price of $15.97. These grants will be forfeited if the 2011 Stock Option Plan is not approved by our stockholders.

Fuel Systems Solutions, Inc. 2011 Stock Option Plan

Name and Principal Position	Number of Units
Pietro Bersani (Chief Financial Officer)	7,500
Matthew Beale (Co-President and Head of IMPCO Operations and former President, Chief Financial Officer and Secretary)	10,000
Richard Nielsen (Executive Vice President Sales and Marketing of IMPCO and former General Manager of IMPCO)	7,500
Current Executive Officers as a Group	30,000
Non-Executive Officer Employee Group	32,500

The grants of options set forth above are included in the total requested authorization under the 2011 Stock Option Plan of 300,000 shares. Further grants may be made under the 2011 Stock Option Plan in the discretion of the Committee, and the amounts to be awarded in any future year are not determinable. As a result, benefits under the 2011 Stock Option Plan will depend on the Committee’s actions as well as the closing selling price of our common stock on NASDAQ at various future dates. With the exception of the December 15, 2011 option grants, it is not possible to determine the benefits that will be received by executive officers and other eligible employees if the 2011 Stock Option Plan is approved by the stockholders. Non-employee directors are not eligible to participate in the 2011 Stock Option Plan. The current executive officer group includes 4 eligible Plan participants, and the current non-executive officer employee group includes approximately 6 eligible Plan participants.

ITEM 4—ADVISORY VOTE ON EXECUTIVE COMPENSATION

We are asking our stockholders to cast an advisory vote to approve the compensation of our Named Executive Officers as disclosed in our Compensation Discussion and Analysis and in the tabular and accompanying narrative disclosure regarding Named Executive Officer compensation in this proxy statement.

Pursuant to recently adopted federal legislation and as required by Section 14A(a)(1) of the Securities Exchange Act of 1934 (the “Exchange Act”), our stockholders are entitled to vote at the annual meeting to approve the compensation of the Company’s named executive officers, as disclosed in this proxy statement pursuant to Item 402 of Regulation S-K under the Securities Act of 1933 and the Exchange Act, at least once every three years.

Our executive compensation arrangements are designed to enhance stockholder value on an annual and long-term basis. Through the use of base pay as well as annual and long-term incentives, we seek to compensate our Named Executive Officers for their contributions to our profitability and success. Please read the Compensation Discussion and Analysis and the disclosures on Executive Compensation beginning on page 19 of this proxy statement for additional details about our executive compensation arrangements, including information about the fiscal 2011 compensation of our Named Executive Officers.

This advisory vote addresses the overall compensation of our Named Executive Officers as well as our philosophy and policies regarding executive compensation practices as described in this proxy statement. We are asking our stockholders to indicate their support for our compensation arrangements as described in this proxy statement.

For the reasons discussed above, the Board recommends that stockholders vote in favor of the following resolution:

“RESOLVED, that the compensation paid to the Company’s Named Executive Officers, as disclosed in this proxy statement pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the compensation discussion and analysis, the compensation tables and any related material enclosed in this proxy statement, is hereby APPROVED.”

Because your vote is advisory, it will not be binding upon or overrule any decisions of the Board, nor will it create any additional fiduciary duty on the part of the Board. This advisory vote also does not seek to have Board or Compensation Committee take any specific action. However, the Board and the Compensation Committee value the view expressed by our stockholders in their vote on this proposal and will take into account the outcome of the vote when considering executive compensation matters in the future. In considering the outcome of this advisory vote, the Board will review and consider all shares voted in favor of the proposal and not in favor of the proposal. Broker non-votes will have no impact on the outcome of this advisory vote.

The Board recommends a vote “FOR” the approval of the compensation of the Named Executive Officers as disclosed in this proxy statement pursuant to Item 402 of Regulation S-K as required by Section 14A(a)(1) of the Exchange Act.

ITEM 5—OTHER MATTERS

As of the date of this proxy statement, the Company knows of no business that will be presented for consideration at the 2012 annual meeting other than the items referred to above. If any other matter is properly brought before the meeting for action by stockholders, proxies in the enclosed form returned to the Company will be voted in accordance with the recommendation of the Board or, in the absence of such a recommendation, in accordance with the best judgment of the proxy holder.

STOCK PERFORMANCE GRAPH

The chart below provides a comparison of the cumulative total stockholder return on our common stock with that of a broad equity market index and either a published industry index or a peer group index.

The graph below compares the cumulative total stockholder return on our common stock since December 31, 2007 measured at the end of each fiscal year with the cumulative total return of the Nasdaq Composite Index and the Nasdaq Transportation Index over the same period (assuming the investment of $100 and reinvestment of all dividends).

	12/31/2007	12/31/2008	12/31/2009	12/31/2010	12/31/2011
Fuel Systems	$100.00	$229.25	$288.59	$205.60	$115.40
Nasdaq Composite Index	$100.00	$59.46	$85.55	$100.02	$98.22
Nasdaq Transportation Index	$100.00	$70.49	$72.99	$95.83	$81.29

HOW YOU CAN SUBMIT PROPOSALS FOR OUR NEXT PROXY STATEMENT

We expect to hold our 2013 annual meeting of stockholders during the spring of 2013. Once the date for our 2013 annual meeting has been set, we will inform our stockholders through a filing with the SEC. Proposals of stockholders which are eligible under the rules of the SEC to be included in our year 2013 proxy materials must be received by our Secretary no later than December 11, 2012.

If we change our 2013 annual meeting date to a date more than 30 days from the date of our 2012 annual meeting, then the deadline referred to in the preceding paragraph will be changed to a reasonable time before we begin to print and mail our proxy materials. If we change the date of our 2013 annual meeting in a manner that alters the deadline, we will inform our stockholders through a filing with the SEC.

In addition, according to the terms of our bylaws, any nominations for director at next year’s annual meeting or any other business to be properly brought before the annual meeting by a stockholder should be officially submitted to the Company between February 22, 2013 and March 14, 2013. Any proposals or director nominations that are received in accordance with our bylaws but are not included in the proxy statement for the 2013 annual meeting may be voted on by the proxy holders at that meeting in their discretion.

All proposals should be submitted by certified mail, return receipt requested. A stockholder wishing to present a nomination for election of a director or to bring any other matter before an annual meeting of stockholders should request a copy of our bylaws from our Secretary in order to conform to the requirements set forth in those bylaws.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public at the SEC’s website at www.sec.gov or on our website at www.fuelsystemssolutions.com under the caption “Investor Relations”. You may read and copy any document we file with the SEC at the SEC’s facilities located at 100 F Street N.E. Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the SEC’s public reference rooms.

You should rely only on the information contained in this document or that which we have referred you to. We have not authorized anyone to provide you with any additional information. This proxy statement is dated as of the date listed on the cover page. You should not assume that the information contained in this proxy statement is accurate as of any date other than such date and the mailing of this proxy statement to stockholders shall not create any implication to the contrary.

Appendix A

FUEL SYSTEMS SOLUTIONS, INC.

2011 STOCK OPTION PLAN

1. Purpose. The purpose of this 2011 Stock Option Plan (the “Plan”) is to aid Fuel Systems Solutions, Inc., a Delaware corporation (the “Company”), in attracting, retaining, motivating and rewarding officers and key employees of the Company or its Subsidiaries to promote the creation of long-term value for shareholders by closely aligning the interests of Participants with those of shareholders. To achieve these objectives, the Plan provides for the granting of Incentive Stock Options and Nonqualified Stock Options.

2. Definitions. In addition to the terms defined in Section 1 above and elsewhere in the Plan, the following capitalized terms used in the Plan have the respective meanings set forth in this Section:

(a) “Act” shall mean the Securities Exchange Act of 1934, as amended from time to time, and applicable rulings and regulations thereunder

(b) “Award” means any Incentive Stock Option or Nonqualified Stock Option granted to a Participant under the Plan.

(c) “Beneficiary” means the legal representatives of the Participant’s estate entitled by will or the laws of descent and distribution to receive the benefits under a Participant’s Award upon a Participant’s death, provided that, if and to the extent authorized by the Committee, a Participant may be permitted to designate a Beneficiary, in which case the “Beneficiary” instead will be the person, persons, trust or trusts (if any are then surviving) which have been designated by the Participant in his or her most recent written beneficiary designation filed with the Committee to receive the benefits specified under the Participant’s Award upon such Participant’s death, except that a Participant’s prior Beneficiary designation of his or her spouse as Beneficiary will be automatically revoked upon such Participant’s divorce, unless the designation is specifically reaffirmed in writing to the Committee following such divorce.

(d) “Board” means the Company’s Board of Directors.

(e) “Cause” means (i) the willful failure by a Participant to substantially perform his duties with the Company or with any Subsidiary, or (ii) Participant’s conviction (or similar plea) for any criminal act, except that no misdemeanor (or similar level act) will constitute Cause unless it shall have involved misappropriate use of funds or property, fraud, moral turpitude, or similar activities. Whether Cause exists (for purposes of this Plan only), shall be determined in the sole and absolute discretion of the Committee.

(f) “Change in Control” and related terms have the meanings specified in Section 8.

(g) “Code” means the Internal Revenue Code of 1986, as amended. References to any provision of the Code or regulation (including a proposed regulation) thereunder shall include any successor provisions and regulations.

(h) “Committee” means the Compensation Committee of the Board with respect to (i) executives of the Company who are covered by SEC reporting requirements (Executive Officers), subject to Board ratification, and (ii) all other officers and key employees, provided that with respect to all the other officers and employees the Board may at any time administer the Plan with respect of such officers and employees (other than Executive Officers), in which case the term “Committee” shall be deemed to mean the Board for all purposes herein with respect to such officers and employees.

(i) “Covered Employee” means an Eligible Employee who is a Covered Employee as specified in Section 10(d).

(j) “Effective Date” means the effective date specified in Section 10(e).

(k) “Eligible Employee” means a full-time officer or key employee (regularly working at least 32 hours per week) of the Company or any of its Subsidiaries who is employed by the Company or its Subsidiaries within the United States at the time of grant of an Award. The transfer of an Eligible Employee between divisions, from the Company to a Subsidiary, from a Subsidiary to the Company, or from one Subsidiary to another shall not be considered a termination of employment; nor shall it be considered a termination of employment if an Eligible Employee is placed on military or sick leave or such other leave of absence which is considered by the Committee, or the Board, as the case may be, in its sole and absolute discretion as continuing intact the employment relationship.

(l) “Fair Market Value” of a share of Stock means, as of the date in question, the officially-quoted closing selling price of the Stock (or if no selling price is quoted, the bid price) on the principal securities exchange or market on which the Stock is then listed for trading (i.e., the Nasdaq National Market) (the “Market”) for the applicable trading day or, if the Stock is not then listed or quoted in the Market, the Fair Market Value shall be the fair value of the Stock determined in good faith by the Board using any reasonable method; provided, however, that in all instances, with respect to ISOs, Fair Market Value shall be determined in accordance with the rules in effect under Section 422 of the Code, and with respect to NQSOs, Fair Market Value shall be determined in accordance with the rules in effect under Section 409A of the Code.

(m) “Incentive Stock Option” or “ISO” means any Option designated as an incentive stock option within the meaning of Section 422 of the Code or any successor provision thereto and qualifying thereunder.

(n) “Nonqualified Stock Option” or “NQSO” means either (i) any Option, when granted, that is not an Incentive Stock Option, or (ii) an Incentive Stock Option which, at or subsequent to grant, ceases to qualify as an Incentive Stock Option because of a failure to satisfy the requirements of Section 422 of the Code or any successor provision thereto.

(o) “Option” means a right, granted to a Participant under Section 6(b), to purchase Stock at a specified price during specified time periods.

(p) “Participant” means a person who has been granted an Award under the Plan which remains outstanding, including a person who is no longer an Eligible Employee.

(q) “Rule l6b-3” means Rule 16b-3, as from time to time in effect and applicable to Participants, promulgated under the Act.

(r) “Stock” means the Company’s common stock, $0.001 par value.

(s) “Subsidiary” means a corporation or other entity of which outstanding shares or ownership interests representing 50% or more of the combined voting power of such corporation or other entity entitled to elect the management thereof, or such lesser percentage as may be approved by the Committee, or the Board, as the case may be, are owned directly or indirectly by the Company.

3. Administration.

(a) Authority of the Committee. The Plan shall be administered by the Committee, which shall have full and final authority, in each case subject to and consistent with the provisions of the Plan, to select Eligible Employees to become Participants; to grant Awards; to determine the type and number of Awards; to establish the terms, conditions, restrictions and other provisions of Awards; to cancel or suspend Awards; to prescribe documents evidencing or setting terms of Awards (such Award documents need not be identical for each Participant), amendments thereto, and rules and regulations for the administration of the Plan and amendments thereto; to construe and interpret the Plan and Award documents and correct defects, supply omissions or reconcile inconsistencies therein; and to make all other decisions and determinations as the Committee may deem necessary or advisable for the administration of the Plan. Decisions of the Committee with respect to the administration and interpretation of the Plan shall be final, conclusive, and binding upon all persons interested in the Plan, including Participants, Beneficiaries, and other persons claiming rights from or through a Participant, and shareholders of the Company.

(b) Manner of Exercise of Committee Authority. The Committee may delegate to officers or managers of the Company or any Subsidiary or affiliate, or committees thereof, the authority, subject to such terms as the Committee shall determine, to perform such functions, including administrative functions, as the Committee may determine, to the extent that such delegation will not (i) result in the loss of an exemption under Rule 16b-3(d) for Awards granted to Participants subject to Section 16 of the Act in respect of the Company, (ii) cause Awards intended to qualify as “performance-based compensation” under Section 162(m) of the Code to fail to so qualify, and (iii) violate the independence requirements of the Market on which the Stock is then listed for trading.

(c) Limitation of Liability. The Committee and each member thereof, and any person acting pursuant to authority delegated by the Committee, shall be entitled, in good faith, to rely or act upon any report or other information furnished by any executive officer, other officer or employee of the Company or a Subsidiary or affiliate, the Company’s independent auditors, consultants or any other agents assisting in the administration of the Plan. Members of the Committee, any person acting pursuant to authority delegated by the Committee, and any officer or employee of the Company or a Subsidiary or affiliate acting at the direction or on behalf of the Committee or a delegee shall not be personally liable for any action or determination taken or made in good faith with respect to the Plan, and shall, to the extent permitted by law, be fully indemnified and protected by the Company with respect to any such action or determination.

4. Stock Subject to the Plan.

(a) Overall Number of Shares Available for Delivery. Subject to adjustment as provided in Section 10(c), the total number of shares of Stock reserved and available for delivery in connection with Awards under the Plan shall be 300,000 shares; provided, however, that the total number of shares which may be issued and delivered in connection with Awards that are granted as ISOs is limited to 300,000 shares, subject to adjustment as provided in Section 10(c). Any shares of Stock delivered under the Plan shall consist of authorized and unissued shares or treasury shares, or partly out of each, as shall be determined by the Board.

(b) Share Counting Rules. Shares of Stock subject to an Award under the Plan that is canceled, expired, forfeited, settled in cash or otherwise terminated without a delivery of shares to the Participant will again be available for Awards. If any unissued shares of Stock are retained by the Company upon exercise of an Award in order to satisfy the exercise price for such Award or any withholding or other taxes due with respect to such Award, such retained shares of Stock subject to such Award shall become available for future issuance under the Plan (unless the Plan has terminated). Shares of Stock that actually have been issued under the Plan pursuant to an Award shall not be returned to the Plan and shall not become available for future issuance under the Plan. This Section 4(b) shall apply to the number of shares of Stock reserved and available for ISOs only to the extent consistent with applicable regulations relating to ISOs under the Code.

5. Participants.

(a) Eligibility. Participation in the Plan shall be open to all Eligible Employees of the Company and its Subsidiaries. No officer or employee of the Company or any of its Subsidiaries shall have a claim to be granted any Award under the Plan. Nothing in the Plan or in any Award shall confer any right on a Participant to continue as an officer or employee of the Company or shall interfere in any way with the right of the Company to terminate such employment or officer service or to reduce the compensation or responsibilities of a Participant at any time. By accepting any Award under the Plan, each Participant and each person claiming under or through him or her shall be conclusively deemed to have indicated his or her acceptance and ratification of, and consent to, any action taken under the Plan by the Company, its Subsidiaries, the Committee, or the Board, as the case may be.

Determinations made by the Committee, or the Board, as the case may be, under the Plan need not be uniform and may be made selectively among eligible individuals under the Plan, whether or not such individuals are similarly situated. An Award of any type made hereunder in any one year to an Eligible Employee shall neither guarantee nor preclude a further grant of that or any other type to such Eligible Employee in that year or subsequent years.

(b) Per-Person Award Limitations. In each calendar year during any part of which the Plan is in effect, an Eligible Employee may be granted Awards intended to qualify as “performance-based compensation” under Section 162(m) of the Code under Section 6 up to his or her Annual Limit. Subject to Section 4(a), a Participant’s Annual Limit, in any year during any part of which the Participant is then eligible under the Plan, shall equal 30,000 shares.

6. Specific Terms of Awards.

(a) General. Awards may be granted on the terms and conditions set forth in this Section 6. In addition, the Committee may impose on any Award or the exercise thereof, at the date of grant or thereafter (subject to Section 10(f)), such additional terms and conditions, not inconsistent with the provisions of the Plan, as the Committee shall determine, including terms requiring forfeiture of Awards in the event of termination of employment or service by the Participant and terms permitting a Participant to make elections relating to his or her Award. The Committee shall retain full power and discretion with respect to any term or condition of an Award that is not mandatory under the Plan. The Committee shall require the payment of lawful consideration for an Award to the extent necessary to satisfy applicable law, and may otherwise require payment of consideration for an Award except as limited by the Plan. In any and all events, it is intended that all Awards granted hereunder will be compliant with (or exempt from) the terms and conditions of Section 409A of the Code, to the extent applicable, and the Awards shall be interpreted and administered accordingly.

(b) Options. The Committee is authorized to grant Options to Participants on the following terms and conditions:

(i) Exercise Price. The exercise price per share of Stock purchasable under an Option (including both ISOs and NQSOs) shall be determined by the Committee; provided, however, that such exercise price with respect to all Options shall in no event be less than the Fair Market Value of a share of Stock on the date of grant of such Option.

(ii) Option Term; Time and Method of Exercise. The Committee shall determine the term of each Option, provided that in no event shall the term of any Option exceed a period of ten years from the date of grant. The Committee shall determine the time or times at which or the circumstances under which an Option may be exercised in whole or in part, the methods by which such exercise price may be paid or deemed to be paid and the form of such payment, including, without limitation, cash, Stock, or other Awards granted under other plans of the Company or any Subsidiary, and the methods by or forms in which Stock will be delivered or deemed to be delivered in satisfaction of Options to Participants. The Award shall specify the manner and terms of exercise. To the extent the Option exercise price may be paid in Stock as provided above, Stock delivered by the Participant may be (i) Stock which was received by the Participant upon exercise of one or more ISOs, but only if such Stock has been held by the Participant for at least the greater of (a) two years from the date the ISOs were granted or (b) one year after the transfer of Stock to the Participant, or (ii) Stock which was received by the Participant upon exercise of one or more NQSOs, but only if such Stock has been held by the Participant for at least six months.

(iii) ISOs. The terms of any ISO granted under the Plan shall comply in all respects with the provisions of Section 422 of the Code, including but not limited to the requirement that no ISO shall be granted more than ten years after the Effective Date. Each Participant may be granted ISOs only to the extent that, in the aggregate under the Plan and all incentive stock option plans of the Company or any Subsidiary or affiliate, such ISOs (absent acceleration of exercisability) do not become exercisable for the first time by such Participant during any calendar year in a manner which would entitle the Participant to purchase more than $100,000 in Fair Market Value of Stock in that year (with such Fair Market Value determined as of the time of grant of the ISO). Any Options granted to a Participant in excess of such amount will be granted as NQSOs. Any ISOs granted to a Participant who is a 10% owner of the Company must have an exercise price of at least 110% of the Fair Market Value of the Stock at the date of grant, and must expire no later than five years from the date of grant.

(iv) Termination of Employment. At such time as a Participant ceases to be an employee of the Company or any of its Subsidiaries for any reason, all outstanding, unexercised, Stock Options granted to such Participant shall terminate. Notwithstanding the foregoing, the Compensation Committee may provide in its discretion, either at the time an Stock Option is granted or thereafter, that the Stock Option may be exercised after the periods provided for in this Section 6(b)(iv), but in no event beyond the term of the Stock Option.

(v) Substitution and Modification. Subject to the terms of the Plan, the Committee may modify outstanding Options or accept the surrender of outstanding Options (to the extent not exercised) and grant new Options in substitution for them. Notwithstanding the foregoing, no modification of an Option shall alter or impair any rights or obligations under the Option without the Participant’s consent, except as provided for in this Plan or any Award agreement. In addition, notwithstanding the foregoing, no amendment or modification of an Option shall cause an Option issued under the Plan to be repriced or to lower the exercise price of a previously granted Option.

7. Exemptions from Section 16(b) Liability. With respect to a Participant who is then subject to the reporting requirements of Section 16(a) of the Act in respect of the Company, the Committee shall implement transactions under the Plan and administer the Plan in a manner that will ensure that each transaction with respect to such a Participant is exempt from liability under Rule 16b-3 or otherwise not subject to liability under Section 16(b), except that this provision shall not limit sales by such a Participant, and such a Participant may engage in other non-exempt transactions under the Plan. The Committee may authorize the Company to repurchase any Award or shares of Stock deliverable or delivered in connection with any Award in order to avoid a Participant who is subject to Section 16 of the Act incurring liability under Section 16(b). Unless otherwise specified by the Participant, securities acquired under the Plan which are disposed of by a Participant shall be deemed to be disposed of in the order acquired by the Participant.

8. Change in Control.

(a) Effect of Change in Control on Awards. Unless otherwise provided by the Committee in the Award document, in the event of a Change in Control all non-forfeited Options carrying a right to exercise that was not previously exercisable and vested shall become fully exercisable and vested as of the time of the Change in Control. Notwithstanding anything to the contrary set forth in this Plan, at or immediately prior to the occurrence of a Change in Control, the Company may give a Participant written notice thereof requiring such Participant either (i) to exercise some or all of his or her Options on or prior to the date of the Change in Control, including all installments, or (ii) to surrender some or all of such Options in return for a cash payment equal to the excess, if any, of the Fair Market Value of the shares subject to the Option surrendered over the aggregate exercise price for such shares under the Option. Any Options which the Company requires to be exercised and which shall not have been exercised in accordance with the provisions of the Plan by such date shall automatically lapse irrevocably and the Participant shall have no further rights with respect to such Options.

(b) Definition of Change in Control. Unless otherwise determined by the Board, the term Change in Control shall mean any of the following events occurring after the Effective Date:

(i) if any “person” or “group” as those terms are used in Sections 13(d) and 14(d) of the Act or any successors thereto, other than an Exempt Person, is or becomes the “beneficial owner” (as defined in Rule

13d-3 under the Act or any successor thereto), directly or indirectly, of securities of the Company representing 50% or more of the combined voting power of the Company’s then outstanding securities; or

(ii) during any period of two consecutive years, individuals who at the beginning of such period constitute the Board and any new directors whose election by the Board or nomination for election by the Company’s stockholders was approved by at least two-thirds of the directors then still in office who either were directors at the beginning of the period or whose election was previously so approved, cease for any reason to constitute a majority thereof; or

(iii) consummation of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation (A) which would result in all or a portion of the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 50% of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation or (B) by which the corporate existence of the Company is not affected and following which the Company’s chief executive officer and directors retain their positions with the Company (and constitute at least a majority of the Board); or

(iv) consummation of a plan of complete liquidation of the Company or a sale or disposition by the Company of all or substantially all the Company’s assets, other than a sale to an Exempt Person.

(v) for purposes of this Section 8, “Exempt Person” means (i) Mariano Costamagna, (ii) any person, entity or group under the control of Mr. Costamagna, or (iii) any employee benefit plan of the Company or a trustee or other administrator or fiduciary holding securities under an employee benefit plan of the Company.

9. Additional Award Forfeiture Provisions. In addition to any forfeiture or reimbursement conditions the Committee may impose upon an Award, a Participant may be required to forfeit an Award, or reimburse the Company for the value of a prior Award, by virtue of the requirement of Section 304 of the Sarbanes-Oxley Act of 2002 (or by virtue of any other applicable statutory or regulatory requirement or a policy adopted by the Company pursuant to The Dodd-Frank Wall Street Reform and Consumer Protection Act and the regulations promulgated thereunder prior to the issuance of the Award), but only to the extent that such forfeiture or reimbursement is required by such statutory or regulatory provision or Company policy. Unless otherwise determined by the Committee, in the event of a forfeiture of an Award with respect to which a Participant paid cash consideration, the Participant shall be repaid the amount of such cash consideration.

10. General Provisions.

(a) Compliance with Legal and Other Requirements. The Company may, to the extent deemed necessary or advisable by the Committee, postpone the issuance or delivery of Stock until completion of such registration or qualification of such Stock or other required action under any federal or state law, rule or regulation, listing or other required action with respect to any stock exchange or automated quotation system upon which the Stock or other securities of the Company are listed or quoted, or compliance with any other obligation of the Company, as the Committee may consider appropriate, and may require any Participant to make such representations, furnish such information and comply with or be subject to such other conditions as it may consider appropriate in connection with the issuance or delivery of Stock or payment of other benefits in compliance with applicable laws, rules, and regulations, listing requirements, or other obligations.

(b) Beneficiaries. No Award of a Participant under the Plan shall be pledged, hypothecated or otherwise encumbered or subject to any lien, obligation or liability of such Participant to any party (other than the Company or a Subsidiary or affiliate thereof), or assigned or transferred by such Participant otherwise than by will or the laws of descent and distribution or to a Beneficiary upon the death of a Participant, and such Awards that may be exercisable shall be exercised during the lifetime of the Participant only by the Participant or his or her guardian or legal representative. A Beneficiary, or other person claiming any rights under the Plan from or through any Participant shall be subject to all terms and conditions of the Plan and any Award document applicable to such Participant, except as otherwise determined by the Committee, and to any additional terms and conditions deemed necessary or appropriate by the Committee.

(c) Adjustments. In the event that any large, special and non-recurring dividend or other distribution (whether in the form of cash or property other than Stock), recapitalization, forward or reverse split, stock dividend, reorganization, merger, consolidation, spin-off, combination, repurchase, share exchange, liquidation, dissolution or other similar corporate transaction or event affects the Stock such that an adjustment is determined by the Committee to be appropriate under the Plan, then the Committee shall, in such manner as it may deem equitable, adjust any or all of (i) the number and kind of shares of Stock which may be delivered in connection with Awards granted thereafter, (ii) the number and kind of shares of Stock by which annual per-person Award limitations are measured under Section 5, (iii) the number and kind of shares of Stock subject to or deliverable in respect of outstanding Awards and (iv) the exercise price relating to any Award or, if deemed appropriate, the Committee may make provision for a payment of cash to the holder of an outstanding Option.

(d) Tax Provisions.

(i) Withholding. The Company and any Subsidiary are authorized to withhold from any Award granted, any payment relating to an Award under the Plan, including from a distribution of Stock, or any payroll or other payment to a Participant, amounts of withholding and other taxes due or potentially payable in connection with any transaction involving an Award, and to take such other action as the Committee may deem advisable to enable the Company and Participants to satisfy obligations for the payment of withholding taxes and other tax obligations relating to any Award. This authority shall include authority to withhold or receive Stock or other property and to make cash payments in respect thereof in satisfaction of a Participant’s withholding obligations, either on a mandatory or elective basis in the discretion of the Committee. Other provisions of the Plan notwithstanding, only the minimum amount of Stock deliverable in connection with an Award necessary to satisfy statutory withholding requirements will be withheld.

(ii) Requirement of Notification Upon Disqualifying Disposition Under Section 421(b) of the Code. If any Participant shall make any disposition of shares of Stock delivered pursuant to the exercise of Incentive Stock Options under the circumstances described in Section 421(b) of the Code (relating to certain disqualifying dispositions), such Participant shall notify the Company of such disposition within ten days thereof.

(iii) Compliance with Section 162(m) of the Code. It is the intent of the Company that Options granted to Covered Employees shall constitute qualified “performance-based compensation” within the meaning of Section 162(m) of the Code and regulations thereunder, unless otherwise determined by the Committee at the time of allocation of an Award. Accordingly, the definition of Covered Employee shall be interpreted in a manner consistent with Section 162(m) of the Code and regulations thereunder. The foregoing notwithstanding, because the Committee cannot determine with certainty whether a given Participant will be a Covered Employee with respect to a fiscal year that has not yet been completed, the term Covered Employee as used herein shall mean only a person designated by the Committee as likely to be a Covered Employee with respect to a specified fiscal year.

(iv) Section 409A Compliance. The Plan is intended to be administered and interpreted in a manner consistent with the requirements, where applicable, of Section 409A of the Code. Where reasonably possible and practicable, the Plan shall be administered in a manner to avoid the imposition on Participants of immediate tax recognition and additional taxes pursuant to such Section 409A. Notwithstanding the foregoing, neither the Company nor the Committee shall have any liability to any person in the event such Section 409A applies to any such Award in a manner that results in adverse tax consequences for the Participant or any of his or her beneficiaries or transferees.

(e) Plan Effective Date and Termination. The Plan shall become effective if, and at such time as, the shareholders of the Company have approved it by the affirmative votes of the holders of a majority of the voting securities of the Company cast in person or by proxy and entitled to vote on the subject matter at a duly held meeting of shareholders at which a quorum is present. Unless earlier terminated by action of the Board of Directors, the Plan will remain in effect for a term of ten (10) years from the date of adoption or until the Company has no further rights or obligations under the Plan with respect to outstanding Awards under the Plan, except that no ISOs may be granted hereunder more than ten years following the date of its adoption or approval by the shareholders of the Company, whichever occurs first. Subject to applicable law, Awards may be granted under the Plan after this Plan is adopted by the Board but prior to the Effective Date provided that all such Awards shall be null and void of this Plan is not approved by the requisite shareholder vote at the Annual Meeting of Shareholders occuring following adoption of the Plan by the Board.

(f) Changes to the Plan. The Board may amend, suspend or terminate the Plan or the Committee’s authority to grant Awards under the Plan without the consent of shareholders or Participants; provided, however, that any amendment to the Plan shall be submitted to the Company’s shareholders for approval not later than the earliest annual meeting for which the record date is after the date of such Board action if such shareholder approval is required by any federal or state law or regulation or the rules of any stock exchange or automated quotation system on which the Stock may then be listed or quoted, and the Board may otherwise, in its discretion, determine to submit other amendments to the Plan to shareholders for approval and provided further, that, without the consent of an affected Participant, no such Board action may materially and adversely affect the rights of such Participant under any outstanding Award, unless such action is deemed necessary in order to achieve compliance with tax or securities laws or regulations.

(g) Nonexclusivity of the Plan. Neither the adoption of the Plan by the Board nor its submission to the shareholders of the Company for approval shall be construed as creating any limitations on the power of the Board or a committee thereof to adopt such other incentive arrangements, apart from the Plan, as it may deem desirable, including incentive arrangements and awards which do not qualify under Section 162(m) of the Code, and such other arrangements may be either applicable generally or only in specific cases.

(h) Governing Law. The validity, construction, and effect of the Plan, any rules and regulations relating to the Plan and any Award document shall be determined in accordance with the laws of the State of Delaware, without giving effect to principles of conflicts of laws, and applicable provisions of federal law.

(i) Limitation on Rights Conferred under the Plan. Neither the Plan nor any action taken hereunder shall be construed as (i) giving any Eligible Employee or Participant the right to continue as an Eligible Employee or Participant or in the employ or service of the Company or a Subsidiary or affiliate, (ii) interfering in any way with the right of the Company or a Subsidiary or affiliate to terminate any Eligible Employee’s or Participant’s employment or service at any time, (iii) giving an Eligible Employee or Participant any claim to be granted any Award under the Plan or to be treated uniformly with other Participants and employees, or (iv) conferring on a Participant any of the rights of a shareholder of the Company unless and until an Option is duly exercised. Except as expressly provided in the Plan and an Award document, neither the Plan nor any Award document shall confer on any person other than the Company and the Participant any rights or remedies thereunder.

(j) Severability; Entire Agreement. If any of the provisions of this Plan or any Award document is finally held to be invalid, illegal or unenforceable (whether in whole or in part), such provision shall be deemed modified to the extent, but only to the extent, of such invalidity, illegality or unenforceability, and the remaining provisions shall not be affected thereby; provided, however, if any of such provisions is finally held to be invalid, illegal, or unenforceable because it exceeds the maximum scope determined to be acceptable to permit such provision to be enforceable, such provision shall be deemed to be modified to the minimum extent necessary to modify such scope in order to make such provision enforceable hereunder. The Plan and any Award documents contain the entire agreement of the parties with respect to the subject matter thereof and supersede all prior agreements, promises, covenants, arrangements, communications, representations and warranties between them, whether written or oral with respect to the subject matter thereof.

FUEL SYSTEMS SOLUTIONS, INC.

20939

‚  FOLD AND DETACH HERE  ‚

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS AND MAY BE REVOKED BY THE STOCKHOLDER DELIVERING IT PRIOR TO ITS EXERCISE BY FILING WITH THE CORPORATE SECRETARY OF FUEL SYSTEMS AN INSTRUMENT REVOKING THIS PROXY OR A DULY EXECUTED PROXY BEARING A LATER DATE OR BY APPEARING AND VOTING IN PERSON AT THE MEETING.	Please mark your votes as indicated in this example	☒

1. ELECTION OF DIRECTORS	FOR ALL	WITHHOLD FOR ALL	*EXCEPTIONS
						FOR	AGAINST	ABSTAIN
To elect three members of our Board of Directors: Nominees:	☐	☐	☐	2.	APPOINTMENT OF AUDITORS. To ratify the Audit Committee’s appointment of PricewaterhouseCoopers LLP as our independent auditors for fiscal year 2012.	☐	☐	☐

01 Mariano Costamagna 02 William J. Young 03 Troy A. Clarke				3.	APPROVAL OF 2011 STOCK OPTION PLAN. To approve the 2011 Stock Option Plan.	☐	☐	☐

				4.	ADVISORY VOTE ON EXECUTIVE COMPENSATION. To approve, on an advisory basis, the 2011 executive compensation.	☐	☐	☐

(INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the “Exceptions” box above and write that nominee’s name in the space provided below.)				5.	OTHER BUSINESS. To transact such other business as may properly come before the meeting and any adjournment or adjournments thereof.

*Exceptions

Will Attend Meeting ☐	YES

Mark Here for	☐
Address Change
or Comments
SEE REVERSE

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Signature	Signature	Date

You can now access your Fuel Systems Solutions, Inc. account online.

Access your Fuel Systems Solutions, Inc. account online via Investor ServiceDirect® (ISD).

The transfer agent for Fuel Systems Solutions, Inc., now makes it easy and convenient to get current information on your shareholder account.

• View account status	• View payment history for dividends

• View certificate history	• Make address changes

• View book-entry information	• Obtain a duplicate 1099 tax form

Visit us on the web at http://www.bnymellon.com/shareowner/equityaccess For

Technical Assistance Call 1-877-978-7778 between 9am-7pm Monday-Friday

Eastern Time

Investor ServiceDirect®

Available 24 hours per day, 7 days per week

TOLL FREE NUMBER: 1-800-370-1163

Choose MLinkSM for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect® at www.bnymellon.com/shareowner/equityaccess where step-by-step instructions will prompt you through enrollment.

Important notice regarding the Internet availability of proxy materials for the annual meeting of stockholders. The Proxy Statement and Annual Report on Form 10-K are available at:

http://phx.corporate-ir.net/staging/phoenix.zhtml?c=109507&p=proxy

‚  FOLD AND DETACH HERE  ‚

PROXY

FUEL SYSTEMS SOLUTIONS, INC.

ANNUAL MEETING OF STOCKHOLDERS – MAY 23, 2012

The undersigned stockholder of Fuel Systems Solutions, Inc. (“Fuel Systems”) hereby nominates, constitutes and appoints Mariano Costamagna and Pietro Bersani, and each of them, the attorney, agent, and proxy of the undersigned, with full powers of substitution, to vote all stock of Fuel Systems which the undersigned is entitled to vote at the annual meeting of stockholders of Fuel Systems to be held at the offices of Day Pitney LLP, 7 Times Square, 20th Floor, New York, NY 10036, on May 23, 2012, at 9:30 a.m. Eastern Time and at any and all adjournments thereof, as fully and with the same force and effect as the undersigned might or could do if personally present there at, as follows:

THE BOARD OF DIRECTORS RECOMMENDS A VOTE OF “FOR” THE ELECTION OF DIRECTORS, “FOR” THE RATIFICATION OF PRICEWATERHOUSECOOPERS LLP, “FOR” THE APPROVAL OF THE 2011 STOCK OPTION PLAN, AND “FOR” THE APPROVAL, ON AN ADVISORY BASIS, OF THE 2011 EXECUTIVE COMPENSATION. THE PROXY CONFERS AUTHORITY AND SHALL BE VOTED IN ACCORDANCE WITH THE RECOMMENDATIONS OF THE BOARD OF DIRECTORS, UNLESS CONTRARY INSTRUCTIONS ARE INDICATED, IN WHICH CASE THE PROXY SHALL BE VOTED IN ACCORDANCE WITH SUCH INSTRUCTIONS IN ALL OTHER MATTERS, IF ANY, PRESENTED AT THE MEETING, THIS PROXY SHALL BE VOTED IN ACCORDANCE WITH THE RECOMMENDATIONS OF THE BOARD OF DIRECTORS.

Address Change/Comments (Mark the corresponding box on the reverse side)

SHAREOWNER SERVICES
P.O. BOX 3550
SOUTH HACKENSACK, NJ 07606-9250

(Continued and to be marked, dated and signed, on the other side)	20939